UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Philip Morris International Inc.

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2020 PROXY STATEMENT

And Notice of Annual Meeting of Shareholders

To be held on Wednesday, May 6, 2020

March 26, 2020

Dear Fellow Shareholder,

You are cordially invited to join us at the 2020 Annual Meeting of Shareholders of Philip Morris International Inc. (“PMI” or the “Company”) to be held on Wednesday, May 6, 2020, at 9:00 a.m. Eastern Daylight Time (“EDT”). We are pleased to introduce a virtual meeting format for the first time this year. Meaningful shareholder engagement is important to us, and we believe that a virtual annual meeting conducted solely online through a live webcast could significantly improve shareholder attendance and participation that have declined significantly over the past five years. We believe that this format will facilitate participation of our shareholders worldwide, regardless of their resources, size or physical location, while saving us and our shareholders time and travel expenses, and, importantly, reducing our environmental impact.

Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting. For full transparency, during the Q&A session, which will be publicly webcast, our shareholders will be able to ask questions live, on a first-come, first-served basis. In addition, a full webcast replay will be posted to our Investor Relations website at www.pmi.com/investors for one year following the meeting.

The meeting will be hosted online at www.virtualshareholdermeeting.com/PMI2020.

At this year’s meeting, we will vote on the election of ten directors, an advisory say-on-pay resolution approving executive compensation, and the ratification of the selection of PricewaterhouseCoopers SA as the Company’s independent auditors. There will also be a report on the Company’s business, and shareholders will have an opportunity to ask questions.

To participate, you will need to enter the 16-digit control number included on your proxy card, notice of Internet availability of proxy materials, or on the voting instruction form accompanying your proxy materials. For more detailed information, see the instructions set forth in Question 4 on page 62 of this proxy statement.

You will note that Massimo Ferragamo and Stephen M. Wolf have decided not to stand for re-election at the Annual Meeting and will retire from the Board of Directors. They have been exemplary Directors who have provided invaluable service to our Company. Our heartfelt gratitude goes out to them for their years of dedicated commitment to our Company.

Your vote is important. We encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you do not attend.

Sincerely,	Sincerely,

LOUIS C. CAMILLERI CHAIRMAN OF THE BOARD	ANDRÉ CALANTZOPOULOS CHIEF EXECUTIVE OFFICER

For further information about the Annual Meeting, please call toll-free 1-866-713-8075.

PMI 2020 Proxy Statement • 1

PHILIP MORRIS INTERNATIONAL INC.

NOTICE OF 2020 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

Date and Time	9:00 a.m., Eastern Daylight Time on Wednesday, May 6, 2020.

Virtual Annual Meeting

There is no physical location for the shareholders to attend the 2020 Annual Shareholder Meeting. Shareholders may instead participate online at www.virtualshareholdermeeting.com/PMI2020.

To participate, you will need to enter the 16-digit control number included on your proxy card, notice of Internet availability of proxy materials, or on the voting instruction form accompanying your proxy materials.

Items of Business	(1) To elect ten directors.

(2) To vote on an advisory resolution approving executive compensation.

(3) To ratify the selection of PricewaterhouseCoopers SA as independent auditors for the Company for the fiscal year ending December 31, 2020.

(4) To transact other business properly coming before the meeting.

Who Can Vote

Only shareholders of record of shares of common stock at the close of business on March 13, 2020 (the “Record Date”) are entitled to notice of and to vote at the meeting, or at any adjournments or postponements of the meeting. Each shareholder of record on the Record Date is entitled to one vote for each share of common stock held. On March 13, 2020, there were 1,557,105,624 shares of common stock issued and outstanding.

Voting of Proxies and Deadline for Receipt

Your vote is important. All properly executed written proxies, and all properly completed proxies submitted by telephone or Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting. Proxies submitted by telephone or Internet must be received by 11:59 p.m., EDT, on May 5, 2020.

2019 Annual Report	A copy of our 2019 Annual Report is enclosed.

Date of Mailing	This notice and the proxy statement are first being mailed to shareholders on or about March 26, 2020.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 26, 2020

WE URGE EACH SHAREHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE THE QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK. IF YOU PLAN TO PARTICIPATE IN THE 2020 VIRTUAL ANNUAL MEETING OF SHAREHOLDERS, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 62 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 6, 2020: The Company’s Proxy Statement and 2019 Annual Report are available at

www.pmi.com/investors.

2 • PMI 2020 Proxy Statement

LETTER FROM THE BOARD OF DIRECTORS

Dear Fellow Shareholder,

While Philip Morris International Inc. (PMI) is widely known as a cigarette company, in 2016 it announced its new purpose: to deliver a smoke-free future by focusing its resources on developing, scientifically substantiating and responsibly commercializing smoke-free products that are less harmful than smoking, with the aim of completely replacing cigarettes as soon as possible. These innovative alternative products do not burn tobacco, do not create cigarette smoke and therefore generate significantly lower levels of carcinogens and other toxic substances compared to cigarettes.

Building on the Board’s Letter to Shareholders in PMI’s 2017 Proxy Statement, we would like to reaffirm PMI’s purpose and acknowledge that, as the Company continues to transform its business and organization, its core effort to provide smoke-free alternatives that are satisfying to today’s adult smokers—and to work hard to convince them to switch—will not be enough. The Company needs to continue earning the trust and active cooperation of a host of stakeholders, from its supply chain partners to regulators and public health authorities.

A smoke-free future is attainable, and the benefits it can bring to the people who would otherwise continue to smoke, and hence to global public health, are enormous. However, the Company cannot succeed alone. Together with governments and civil society we can maximize this opportunity through a consensus that smoke-free alternatives, when subject to proper government oversight and regulation, are part of sound tobacco policy.

The Quest for Better Alternatives for Adult Smokers

Smoking causes serious disease, and the best way to avoid the harms of smoking is never to start, or to quit. For decades, tobacco control has focused on strict fiscal, marketing and other measures to deter initiation and to encourage cessation. These must be continued. Nevertheless, while smoking prevalence rates continue to slowly decline, the World Health Organization projects that the estimated number of 1.1 billion people who smoke tobacco products today will remain largely unchanged by 2025, reflecting population growth.

Nicotine, while addictive and not risk free, is not the primary cause of smoking-related disease. The primary cause is the harmful chemicals released or generated by the burning of tobacco and contained in the smoke. Eliminating combustion from nicotine-containing products is the way to significantly reduce their toxicity. Thanks to rapid advances in science and technology, and strong PMI commitment, these products are now a reality.

Currently, PMI’s smoke-free portfolio comprises platforms that heat tobacco, vaporize nicotine-containing liquids or essentially contain only nicotine, all without combustion. Their development and manufacturing follow high standards of quality and consistency. The scientific evaluation to substantiate their harm reduction potential compared to cigarette smoking is based on rigorous pre-clinical and clinical assessments and sophisticated systems toxicology. The results are publicly available, are peer-reviewed and have been submitted to numerous regulatory authorities, including the U.S. Food and Drug Administration. The totality of the scientific evidence makes the Company confident that switching completely to these products is likely to present less risk of harm than continuing to smoke. Post-market surveillance is necessary to continue building this confidence, and, over time, quantify the reduction in morbidity and mortality through epidemiology.

To be clear, these smoke-free alternatives are not risk free and should not be used by youth or non-smokers. For those who use nicotine in any form it is best to quit completely. The Company must market them responsibly, so as to minimize any unintended use, while maximizing the switching of adult smokers who would otherwise continue smoking.

IQOS Platform 1, a heat-not-burn tobacco product, was commercially launched in late 2015 and was very well received by adult smokers, with conversion rates exceeding 70 percent. This confirmed that the Company had the products and the science to fulfill its ambition to completely replace cigarettes. In 2016, with the full support of the Board of Directors, the Company announced its new purpose of delivering a smoke-free future. Since then the Company has fully aligned its employees with this purpose, and swiftly shifted its organizational focus and resources to smoke-free alternatives. The Company is essentially disrupting its traditional business from the inside out and is leading the industry in this unprecedented transformation.

PMI 2020 Proxy Statement • 3

LETTER FROM THE BOARD OF DIRECTORS

While cigarette sales today remain the largest part of PMI’s business in most countries, this is changing rapidly. In 2019, the Company’s smoke-free products were already commercialized in 52 markets and represented 18.7 percent of PMI’s global revenue, 71 percent of its commercial expense and 98 percent of its R&D expenditure. As of December 31, 2019, of the approximately 150 million people who regularly use the Company’s products, approximately 14 million already use IQOS, of whom approximately 9.7 million have stopped smoking and switched to this product. The Company is actively accelerating the decline of cigarette smoking beyond what can be achieved by traditional tobacco control measures alone.

Going forward, the Company is committed to providing less harmful alternatives to the hundreds of millions of adult smokers who would otherwise continue to smoke, 80 percent of whom PMI estimates are looking for better alternatives. The Company will do so through a research agenda to innovate and substantiate a portfolio of products that are affordable and acceptable for these smokers in both developed and developing countries. While PMI will continue to responsibly sell cigarettes as long as there is a significant legitimate demand, it will continue focusing its commercial efforts toward raising awareness of, and informing adult smokers in appropriate ways about, smoke-free products and the benefits of switching versus continued smoking. The Company carefully monitors the results of its marketing to best ensure its smoke-free products are not reaching non-smokers, youth, or people who have already quit nicotine use altogether.

Key Stakeholders to Deliver a Smoke-Free Future

PMI’s key stakeholder constituencies, which are fundamental to achieving its purpose and to the pace of its progress, will be affected in different ways by PMI’s transformation. The Company will seek to engage and collaborate with relevant stakeholders to speed the transformation while mitigating negative consequences.

PMI’s ability to accomplish its purpose depends on the skills, dedication and relentless efforts of its employees. The Company’s focus on a smoke-free future has enhanced its ability to attract the new talent needed to support its transformation. The Company compensates its employees fairly and provides important benefits. It supports them with enriching job experiences, training and education to help them develop new skills and maximize their employability in a rapidly changing world. The Company treats employees with respect, dignity, care and fairness. It fosters diversity, inclusion, equal opportunity and equal salary policies to ensure PMI’s workforce reflects modern society.

Regulators can decisively accelerate the industry’s transformation toward, and the speed at which adult smokers switch to, smoke-free products by implementing risk-proportionate regulations and taxation for all nicotine-containing products and by providing smokers with accurate information. PMI is committed to engaging transparently with regulators, sharing its scientific research and post-market data. The Company will be ready to support an industry-wide gradual phase-out of cigarettes as soon as a majority of smokers in a country have switched to scientifically substantiated smoke-free products. PMI believes that with the right regulatory encouragement and support from civil society, cigarette sales can end within 10 to 15 years in many countries.

The public health community is, unfortunately, polarized on the issue of smoke-free products. Without question, their work to discourage youth and non-smokers from starting to use any tobacco or nicotine product and to encourage cessation should continue. At the same time, when better alternatives to cigarettes exist, the discussion should not be whether they should be made available to the more than one billion men and women who smoke today, but how fast, and within what regulatory framework to maximize their adoption while minimizing unintended use. The Company is urging this important stakeholder group to seize the immense opportunity that smoke-free products present for advancing public health within the present generation of smokers. PMI asks the public health community to scrutinize its smoke-free products, to provide feedback for improvement and to be open to considering that PMI’s purpose aligns with the societal goal to change the health trajectories of the people who smoke.

People working in the Company’s supply chain around the world, including tobacco farmers, rely on PMI for a substantial portion of their income. PMI deals fairly and ethically with its suppliers, and is dedicated to acting as a good partner to other companies, large and small, that help meet PMI’s missions. PMI recognizes that smoke-free products differ from cigarettes and entail change for some of its supply chain partners, and PMI is ready to help them in this transition.

4 • PMI 2020 Proxy Statement

LETTER FROM THE BOARD OF DIRECTORS

Continued engagement and partnerships with civil society remain essential to the Company’s success. PMI respects the many communities around the world where it operates. PMI works hard to protect the environment through sustainable practices across its businesses and to address both existing social and environmental challenges, such as child labor in tobacco growing, and emerging topics pertaining to its business transformation, such as helping tobacco farmers to diversify their crops. The scope, metrics and progress of these practices are outlined in PMI’s annual Sustainability Report, published on PMI’s website.

The Company is confident of the business opportunity that smoke-free products bring. It is leading this new highly promising category and is dedicated to ensuring its shareholders continue to receive strong and sustainable financial returns over time, while recognizing the initial uncertainty that transforming the Company’s business model may bring. We are aware of the growing investor movement in select geographies to exclude tobacco from portfolios, but we do not believe that exclusion will convince people who smoke to quit or to improve their lives. On the contrary, by investing in PMI—a tobacco company that is aiming to end cigarette sales—and holding the Company accountable to its purpose and targets, investors can combine positive societal impact with long-term financial returns. The Company welcomes suggestions, pressure and support from engagement with both current and potential investors.

Achieving PMI’s Purpose

The Company understands the need to continue to build legitimacy and trust by being honest, respectful, fair and transparent, and by aligning actions with words across all areas of its business. To make the Company’s progress in delivering its smoke-free vision verifiable, it introduced a set of business transformation metrics, which it publishes every year. As outlined previously, there has already been significant progress.

To assess the impact of PMI’s current and future value chains on society and the environment, the Company regularly conducts sustainability materiality analyses and measures its performance through financial, environmental and social metrics that are key to a sustainable corporate strategy.

The Compensation and Leadership Development Committee of the Board has ensured a strong link between executive compensation and both short- and long-term performance toward achieving the Company’s smoke-free ambition. It is management’s responsibility to ensure that the Company’s purpose is achieved through the appropriate structures, systems, processes and people. The Board oversees management’s efforts to enhance shareholder value responsibly and sustainably over the long term in ways that are consistent with the Company’s purpose. Transparency and engagement between the Board and management are paramount, and the relationship is excellent.

In conclusion, PMI is fully committed to its corporate purpose of delivering a smoke-free future.

André Calantzopoulos	Jennifer Li	Lucio A. Noto
Louis C. Camilleri	Jun Makihara	Frederik Paulsen
Werner Geissler	Kalpana Morparia	Robert B. Polet
Lisa A. Hook

PMI 2020 Proxy Statement • 5

6 • PMI 2020 Proxy Statement

GLOSSARY OF TERMS

Financial Terms:

◾	Net revenues exclude excise taxes.

◾	Operating Income, or OI, is defined as gross profit minus operating expenses.

◾	Adjusted OI is defined as reported OI adjusted for asset impairment and exit costs and other special items.

◾

Operating Companies Income, or OCI, is defined as operating income, excluding general corporate expenses and the amortization of intangibles, plus equity income or (loss) in unconsolidated subsidiaries, net, and pension and other employee benefit costs.

◾	Adjusted OCI is defined as reported OCI adjusted for asset impairment and exit costs and other special items.

◾	EPS stands for Earnings Per Share.

◾	Adjusted Diluted EPS is defined as reported diluted EPS adjusted for asset impairment and exit costs, tax items and other special items.

◾	Operating cash flow is defined as net cash provided by operating activities.

◾

Growth rates and comparisons presented on a “like-for-like” basis reflect pro forma 2018 results, which have been adjusted for the deconsolidation of PMI’s Canadian subsidiary, Rothmans, Benson & Hedges, Inc. (RBH), effective March 22, 2019 (the date of deconsolidation). For further details, see Item 8, Note 22. Deconsolidation of RBH to the consolidated financial statements included in our 2019 Form 10-K.

Other Terms:

◾

Reduced-risk products (“RRPs”) is the term we use to refer to products that present, are likely to present, or have the potential to present less risk of harm to smokers who switch to these products versus continued smoking. We have a range of RRPs in various stages of development, scientific assessment and commercialization. Our RRPs are smoke-free products that do not burn tobacco; they produce an aerosol that contains far lower quantities of harmful and potentially harmful constituents than found in cigarette smoke.

◾	NEOs are Named Executive Officers and include our Chief Executive Officer, or CEO, our Chief Financial Officer, or CFO, and the three other most highly compensated officers serving in 2019.

◾	PSUs are Performance Share Units.

◾	RSUs are Restricted Share Units and may be issued in the form of deferred share awards.

◾	TSR stands for Total Shareholder Return.

◾	In this proxy statement, “PMI,” the “Company,” “we,” “us,” and “our” refer to Philip Morris International Inc. and its subsidiaries.

◾	Trademarks and service marks in this proxy statement are the registered property of, or licensed by, the subsidiaries of Philip Morris International Inc. and are italicized.

◾

“Platform 1” is the term we use to refer to our reduced-risk product that uses a precisely controlled heating device incorporating our IQOS HeatControl technology, into which a specially designed and proprietary tobacco unit is inserted and heated to generate an aerosol.

◾

The estimated number of people who have “stopped smoking and switched to IQOS” is defined as: for markets where IQOS is the only heat-not-burn product, daily individual consumption of PMI heated tobacco units represents the totality of their daily tobacco consumption in the past seven days; for markets where IQOS is one among other heat-not-burn products, daily individual consumption of heated tobacco units represents the totality of their daily tobacco consumption in the past seven days, of which at least 70 percent are PMI heated tobacco units. The conversion rate in excess of 70 percent as of December 31, 2019 is calculated as a percentage of approximately 9.7 million of those who have stopped smoking and switched to IQOS versus approximately 14 million “total IQOS users,” defined as the estimated number of legal age (minimum 18 years) IQOS users that used PMI heated tobacco units for at least 5 percent of their daily tobacco consumption over the past seven days.

PMI 2020 Proxy Statement • 7

PROXY STATEMENT SUMMARY

This proxy statement contains proposals to be voted on at our Annual Meeting and other information about our Company and our corporate governance practices. We provide below a brief summary of certain information contained in this proxy statement. The summary does not contain all of the information you should consider. Please read the entire proxy statement carefully before voting.

2019 Business Performance Highlights

We delivered strong underlying results significantly exceeding each of our key performance metrics, reflecting robust growth in our Platform 1 reduced-risk product and solid pricing in our combustible products portfolio. Our share of Top 30 OI markets also exceeded target, with Marlboro cigarette share, excluding China and the U.S., at its all-time high.

As further discussed on page 33, we accomplished all our strategic priorities and strategic enablers, achieving several important milestones in our internal and external transformation. The most notable achievement was our ongoing progress in commercializing our Platform 1 product, reaching 52 markets by year-end, with excellent results in Russia and return to growth in Japan. We made good progress in all other aspects of our RRP portfolio, including in the areas of scientific substantiation and product development across our four RRP platforms, engagement with public health communities, consumer communication, and the regulatory and fiscal environment. Notably, in April 2019, the FDA determined that a version of our Platform 1 product is appropriate for the protection of public health and authorized it for sale in the United States following the agency’s comprehensive assessment of our regulatory application. Later in the year, a subsidiary of Altria Group, Inc., Philip Morris USA Inc., began commercialization of this version of our Platform 1 product in certain cities in the U.S. under license from us.

2019 Performance Targets and Results

Growth Measure(a)	Target	Achieved Result	Weight	Performance Rating
Share of Top 30 OI Markets(b)	16	18	15%	110
Net Revenues(c)	5.0%	6.4%	15%	141
Adjusted OI(d)	7.7%	11.2%	15%	148
Adjusted Diluted EPS(e)	8.0%	9.9%	20%	134
Operating Cash Flow(f)	15.8%	21.4%	20%	150
Strategic Priorities and Enablers Rating	--	--	15%	120

(a) For a reconciliation of non-GAAP to GAAP financial measures see Exhibit B to this proxy statement.

(b) Number of top 30 OI markets (reflecting the deconsolidation of RBH) in which total share of heated tobacco units and cigarettes was growing or stable.

(c) Excluding excise taxes, currency and acquisitions, on a like-for-like basis.

(d) Excluding currency and acquisitions, on a like-for-like basis.

(e) Excluding currency, on a like-for-like basis.

(f)  Net cash provided by operating activities, excluding currency, on a like-for-like basis.

PMI 2019 Annual Incentive Compensation Performance Rating(1) 50 80 100 135 150 (1) See pages XX-XX for details.

8 • PMI 2020 Proxy Statement

PROXY STATEMENT SUMMARY

Investor Outreach

Throughout the year, the Company engages in an extensive shareholder outreach program during which it seeks input on a range of matters, including executive compensation and corporate governance. In 2019, we met with 59 of our top 100 institutional investors, representing 71% of our available global shareholder base (which excludes index and pension funds that do not meet with management), to discuss our business and environmental, social and governance programs. In addition to these regular Investor Relations engagements, we invited 83 of our largest shareholders (including their governance and ESG decision makers), holding approximately 58% of our outstanding shares, to participate in individual conference calls to discuss executive compensation and corporate governance. These engagements provided us with a better understanding of our shareholders’ priorities, perspectives and positions. We reported the substance of these engagements to our Compensation and Leadership Development Committee, our Nominating and Corporate Governance Committee, and our entire Board of Directors.

Before deciding to hold this year’s annual meeting of shareholders in a virtual format, we solicited the views of our 85 largest shareholders; the responses were significantly positive.

Our Focus on Sustainability

As part of our continued focus on sustainability, the Board in 2018 added oversight of our sustainability strategies and performance to the charter of the Board’s Nominating and Corporate Governance Committee. In 2019, we made the CDP Climate A list for the sixth year in a row. In addition, PMI earned a position on the Water Security A List, a recognition of the Company as a global leader in water security. PMI’s efforts on forest protection earned us a rating of A- by CDP Forests. For the third year in a row, PMI was recognized as a Supplier Engagement Leader for its engagement with suppliers to reduce their greenhouse gas emissions. We also improved our ranking in the 2019 SAM Corporate Sustainability Assessment, an annual evaluation of companies’ sustainability practices. As one of our sustainability priorities, we will continue to address littering by raising awareness and encouraging behavior change to ensure proper disposal of cigarette butts.

For additional information about our sustainability efforts, see our Sustainability Report available at www.pmi.com/sustainability/sustainability-report.

EQUAL-SALARY Certification

Last year, we became the first multinational company to receive a global EQUAL-SALARY certification from the EQUAL-SALARY Foundation. This achievement is an important building block on the road to creating a more inclusive gender-balanced workplace and continuing our reputation as a top employer.

2020 Shareholder Vote Recommendations

The Board of Directors makes the following recommendations to shareholders:

		Board’s Recommendation	Page

Item 1:	Election of Directors	FOR each nominee	16

Item 2:	Advisory Vote Approving Executive Compensation	FOR	56

Item 3:	Ratification of the Selection of Independent Auditors for 2020	FOR	59

PMI 2020 Proxy Statement • 9

BOARD OPERATIONS AND GOVERNANCE

Board Responsibility and Meetings

The primary responsibility of the Board of Directors is to foster the long-term success of the Company, consistent with its statutory duty to shareholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings, typically during the months of February, March, May, June, September and December, and additional meetings when necessary. The organizational meeting follows immediately after the Annual Meeting of Shareholders. The Board held six regular meetings in 2019. The Board meets in executive session regularly with no members of management being present. Directors are expected to attend Board meetings, the Annual Meeting of Shareholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend.

During 2019, all nominees for director then in office attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served, and all nominee directors attended the 2019 Annual Meeting of Shareholders.

The Board approves the Company’s annual budget each year and receives updates of the Company’s performance against the budget throughout the year. The Board also reviews and approves the Company’s three-year plan each year, typically in a two-day session. The Board regularly receives presentations on the Company’s longer-term objectives and plans.

Governance Guidelines, Policies and Codes

The Board has adopted Corporate Governance Guidelines and a code of conduct known as the Guidebook for Success, an interactive, plain language tool that describes the fundamental beliefs and attributes that unite and guide us in pursuing PMI’s goals, illustrates how to meet our commitments to these beliefs and attributes, and explains why it is critical to do so. The Guidebook applies to all employees, including the Company’s principal executive officer, chief operating officer, principal financial officer, and principal accounting officer or controller. The Board has also adopted a Code of Business Conduct and Ethics that applies to directors. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s website, www.pmi.com/who-we-are/corporate-governance/overview, and will be provided free of charge to any shareholder requesting a copy by writing to the Corporate Secretary of Philip Morris International Inc. at Avenue de Rhodanie 50, 1007 Lausanne, Switzerland.

The information on the Company’s websites, including the Company’s Sustainability Report referenced on pages 5 and 9, is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the U.S. Securities and Exchange Commission.

Leadership Structure

The Board believes that no particular leadership structure is inherently superior to all others under all circumstances. It determines from time to time the structure that best serves the interests of the Company and its shareholders under the then-prevailing circumstances. Currently, Louis C. Camilleri serves as our Chairman, and André Calantzopoulos serves as our Chief Executive Officer.

As Chairman, Mr. Camilleri facilitates communication between the Board and management and assists the CEO with long-term strategy. He presides at all meetings of shareholders and of the Board and assists in the preparation of agendas and materials for Board meetings, working together with the Presiding Director, who approves the agendas before they are disseminated to the Board. Input is sought from all directors as to topics they wish to review.

Presiding Director

The non-management directors elect at the annual organizational meeting one independent director as the Presiding Director. The Presiding Director’s responsibilities are to:

◾	preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;

◾	call meetings of the non-management directors as he or she deems necessary;

◾	serve as liaison between the Chief Executive Officer and the non-management directors;

10 • PMI 2020 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

◾	approve agendas and schedules for Board meetings;

◾	advise the Chairman and the Chief Executive Officer of the Board’s informational needs and approve information sent to the Board;

◾

together with the Chairman of the Compensation and Leadership Development Committee, communicate goals and objectives to the Chief Executive Officer and the results of the evaluation of his performance; and

◾	be available for consultation and communication if requested by major shareholders.

The Presiding Director is invited to attend all meetings of Committees of the Board. Lucio A. Noto currently serves as the Presiding Director.

Committees of the Board

The Board has established various standing Committees to assist with the performance of its responsibilities. These Committees and their current members are listed below. The Board designates the members of these Committees and the Committee Chairs at its organizational meeting following the Annual Meeting of Shareholders, based on the recommendations of the Nominating and Corporate

Governance Committee. The Board has adopted written charters for each of these Committees, and these charters are available on the Company’s website at www.pmi.com/who-we-are/corporate-governance/board-committees. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings. Each Committee meets as often as it deems appropriate, and each has sole authority to retain its own legal counsel, experts and consultants.

The Audit Committee, the Compensation and Leadership Development Committee, and the Nominating and Corporate Governance Committee each consists entirely of non-management directors, all of whom the Board has determined are independent within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Board has determined that all members of the Audit Committee are financially literate and that Lucio A. Noto is an “audit committee financial expert” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee, the Compensation and Leadership Development Committee or the Nominating and Corporate Governance Committee received any payments in 2019 from Philip Morris International Inc. or its subsidiaries, other than compensation received as a director.

PMI 2020 Proxy Statement • 11

BOARD OPERATIONS AND GOVERNANCE

Committees and 2019 Meetings	Current Members	Purpose, Authority and Responsibilities

AUDIT Meetings: 7	- Jennifer Li (Chair) - Massimo Ferragamo - Werner Geissler - Jun Makihara - Lucio A. Noto - Stephen M. Wolf	Purpose: to assist the Board in its oversight of:
◾ the integrity of the financial statements and financial reporting processes and systems of internal control;
◾ the qualifications, independence and performance of the independent auditors;
◾ the internal audit function; and
◾ the Company’s compliance with legal and regulatory requirements.
Authority and Responsibilities:
◾ sole authority for appointing, compensating, retaining and overseeing the work of the independent auditors;
◾ evaluate the internal audit function;
◾ evaluate the compliance function;
◾ review financial risk assessment and management;
◾ oversee cybersecurity risk assessment and management and compliance with privacy regulation;
◾ oversee the risk management of excessive or discriminatory taxation;
◾ oversee the risk management of illicit trade;
◾ oversee the risk management of manufacturing and supply chain disruption;
◾ oversee the risk management of climate change, pandemics and natural disasters;

◾   oversee the management of the risk that credibility and reputational issues may stand in the way of promoting the benefits of RRPs as a necessary pillar of tobacco control and impair their commercial success;

◾ oversee the risk management of judicial and regulatory disregard for the rule of law; and
◾ establish “whistleblower” procedures and review claims of improper conduct.

COMPENSATION AND LEADERSHIP DEVELOPMENT Meetings: 4	- Werner Geissler (Chair) - Lisa A. Hook - Lucio A. Noto - Robert B. Polet - Stephen M. Wolf	Purpose:
◾ discharge the Board’s responsibilities relating to executive compensation;
◾ produce a report for inclusion in the proxy statement; and
◾ review succession plans for the CEO and other senior executives.
Authority and Responsibilities:
◾ review and approve the Company’s overall compensation philosophy and design;
◾ review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate his performance and determine and approve his compensation;
◾ review and approve the compensation of all executive officers;
◾ recommend to the Board compensation plans and administer and make awards under such plans and review the cumulative effect of its actions;
◾ monitor compliance by executives with our share ownership requirements;

◾   review and assist with the development of executive succession plans, evaluate and make recommendations to the Board regarding potential CEO candidates and evaluate and approve candidates to fill other senior executive positions;

◾ oversee the management of risks related to compensation design and payout;

◾   oversee the management of the risk that the Company is unable to attract and retain the necessary talent with the right degree of diversity, experience and skills to achieve its ongoing business transformation;

◾ review and discuss with management proposed disclosures regarding executive compensation matters; and
◾ recommend to the Board whether the Compensation Discussion and Analysis should be accepted for inclusion in the proxy statement and annual report.

12 • PMI 2020 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Committees and 2019 Meetings	Current Members	Purpose, Authority and Responsibilities

FINANCE Meetings: 5	- Jun Makihara (Chair) - Massimo Ferragamo - Werner Geissler - Lisa A. Hook - Jennifer Li - Kalpana Morparia - Lucio A. Noto - Frederik Paulsen - Robert B. Polet - Stephen M. Wolf	Purpose, Authority and Responsibilities:
◾ monitor the Company’s financial performance and condition;
◾ oversee sources and uses of cash flow and capital structure;
◾ advise the Board on dividends, share repurchases and other financial matters;
◾ advise the Board on the Company’s long-term financing plans, short-term financing plans and credit facilities;
◾ oversee the management of the Company’s cash management function;
◾ oversee the management of the Company’s pension plans, including funded status and performance;
◾ oversee the management of the Company’s investor relations and stock market performance;

◾   oversee the management of the risk that certain new market entrants may alienate consumers from our RRP products through marketing campaigns and messaging and inferior product satisfaction, while not relying on substantiated science and appropriate R&D protocols and standards;

◾ oversee the management of the risks to the Company’s pricing strategies;
◾ oversee the risk that failure to effectively implement or integrate business development initiatives could impair the achievement of our strategic objectives;
◾ oversee the management of the risks of currency exchange rate volatility and convertibility; and
◾ oversee the management of the risks of global macro-economic uncertainty.

NOMINATING AND CORPORATE GOVERNANCE Meetings: 3	- Kalpana Morparia (Chair) - Massimo Ferragamo - Jennifer Li - Lucio A. Noto - Robert B. Polet - Stephen M. Wolf	Purpose:
◾ identify qualified candidates for Board membership;
◾ recommend nominees for election at the annual meeting;
◾ advise the Board on corporate governance and sustainability matters; and
◾ oversee self-evaluation of the Board and each Committee.
Authority and Responsibilities:
◾ review qualifications of prospective candidates for director;
◾ consider performance of incumbent directors;
◾ oversee the Company’s sustainability strategies and performance and advise the Board on sustainability matters;
◾ make recommendations to the Board regarding director independence and the function, composition and structure of the Board and its Committees;
◾ oversee the Company’s lobbying and trade association activities and expenditures;

◾   oversee the management of the risk that credibility and reputational issues may stand in the way of promoting the benefits of RRPs as a necessary pillar of tobacco control and impair their commercial success;

◾ recommend corporate governance guidelines; and
◾ review director compensation.

PRODUCT INNOVATION AND REGULATORY AFFAIRS Meetings: 2	- Frederik Paulsen (Chair) - Massimo Ferragamo - Werner Geissler - Lisa A. Hook - Jun Makihara - Kalpana Morparia - Robert B. Polet - Stephen M. Wolf	Purpose:
◾ oversee the research and development of new products and to improve existing products, with a particular focus on RRPs; and
◾ monitor and review key legislative, regulatory and public policy issues and trends related to the research and development of RRPs.
Authority and Responsibilities:

◾   monitor the Company’s internal scientific research, including the Company’s efforts to substantiate the risk-reduction potential of its RRPs through rigorous scientific methodologies, as well as the external body of scientific research relevant to the Company’s present and future RRPs;

◾ monitor the Company’s development of innovative RRPs;
◾ monitor the Company’s management of its intellectual property;

◾   monitor evolving risks affecting the Company’s research and development, which may include the risk that the regulatory environment will not differentiate between combustible products and RRPs, will limit consumer access to RRPs or to accurate information about their risks and benefits, and will limit the opportunity to switch smokers to RRPs; and risks associated with changes in consumer perceptions and preferences regarding RRPs; and

◾ make recommendations to the Board regarding significant R&D projects and budgets.

PMI 2020 Proxy Statement • 13

BOARD OPERATIONS AND GOVERNANCE

Board Risk Oversight

Risk oversight is conducted both by the Committees of the Board with respect to their areas of responsibility as well as by the full Board. Management has identified and prioritized key enterprise risks based on four risk dimensions: the impact a risk could have on the organization if it occurs, the likelihood a risk will occur, the velocity with which a risk would affect the organization if it occurs, and the interconnectivity of a risk with other risks. As part of the risk management process, the Company has established a Corporate Risk Governance Committee (“CRGC”) comprising the Chief Operating Officer, the Chief Financial Officer, the Vice President and Controller, the Vice President, Corporate Audit, and the Vice President, Chief Ethics & Compliance Officer. Ownership of each of the prioritized risks is assigned to a member of senior management, and oversight of the management of each risk is assigned to a particular Board Committee or to the full Board. Management reports on these risks to the appropriate Committee and to the full Board throughout the year. The risk management oversight by each Committee is indicated in the chart on pages 12 and 13. The full Board oversees the management of risks relating to the Company’s business plan and litigation, and it receives reports on risk management by each Committee. The roles of the various components of risk assessment, management and oversight are shown below.

PMI Risk Assessment, Management and Oversight

Board of Directors Audit Committee Other Board Committees Senior Management Team (SMT) Corporate Risk Governance Committee (CRGC) Market Leadership Teams and Global Functions Responsible for oversight of risk management processes Allocates oversight of management of specific risks to the appropriate Board Committee Provides oversight by reviewing CRGC process and results Assesses risk appetite Provide oversight of management of specific risks falling within each Committee's sphere of expertise Aligns on key strategic enterprise risks annually Assigns ownership of strategic enterprise risks to individual SMT members Integrates risk assessment and management into long-range plan and budget review process Drives desired risk management culture through standard measurement and terminology Coordinates SMT strategic enterprise risk assessment Coordinates Integrated risk assessment for Internal Controls, Compliance, Corporate Audit and other functions Integrates key risks Into Internal Controls Chart of Controls process Own risk assessment and management for affiliate or function Drive sustainability through integration of risk management into existing business processes

14 • PMI 2020 Proxy Statement

BOARD OPERATIONS AND GOVERNANCE

Communications with the Board

Shareholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Philip Morris International Inc., 120 Park Avenue, New York, New York 10017-5579. The non-management directors have established procedures for the handling of communications from shareholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding

Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Strong Governance Practices

The Nominating and Corporate Governance Committee of the Board reviews our corporate governance practices regularly and proposes modifications to our principles and other key governance practices as warranted for adoption by the Board. The following summarizes our key principles and practices and refers you to the pages of this proxy statement where you will find a more detailed discussion of various items:

✓ Majority voting standard for uncontested election of directors (page 17)	✓ Rigorous share ownership requirements and anti-hedging and anti-pledging policies (page 40)

✓ Proxy access by-laws (page 16)	✓ Post-termination share holding requirement (page 40)

✓ Non-management directors elect Presiding Director annually (pages 10-11)	✓ No tax gross-up on limited perquisites

✓ Directors may be removed with or without cause	✓ Double-trigger vesting policy on change in control (pages 53-54)

✓ Non-management directors meet regularly without management being present	✓ Board committee oversight of political spending and lobbying (page 13)

✓ No “poison pill” rights plan	✓ Board committee oversight of sustainability strategies and performance (page 13)

✓ Board-adopted “clawback” policy (page 40)

PMI 2020 Proxy Statement • 15

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating and Corporate Governance Committee is responsible for identifying and evaluating candidates for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Shareholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors. These include whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly traded company in today’s global business environment; the individual’s understanding of the Company’s global business and markets; the individual’s professional expertise and educational background; and other factors, including nationality and gender, that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent long-term shareholder interests through the exercise of sound judgment, using its breadth of knowledge and experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes, such as financial experience, global business experience, consumer-centricity, digital transformation and scientific expertise, as being particularly desirable to help meet specific Board needs.

In identifying candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, shareholders, management and others. The Committee does not distinguish between nominees recommended by shareholders and other nominees. From time to time, the Committee also retains search firms to assist in identifying candidates for director, gathering information about their background and experience, and acting as an intermediary with such candidates.

Shareholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. Our by-laws set forth the procedures a shareholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2021 Annual Meeting.”

In addition, our by-laws permit an eligible shareholder or group of shareholders who have owned 3% or more of PMI’s shares for at least three years to nominate and include in our proxy statement director candidates to occupy up to 20% of the authorized Board seats.

Recommendations of the Board; Director Attributes, Diversity, Refreshment and Tenure

It is proposed that ten directors be elected to hold office until the next Annual Meeting of Shareholders and until their successors have been elected. The Nominating and Corporate Governance Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and each was elected by the shareholders at the 2019 Annual Meeting. The Board believes that the experience, qualifications, attributes and skills of each of the nominees presented qualify them to deal with the complex global, regulatory, business, and financial issues facing the Company, and that the Board as a whole provides a breadth of knowledge, international experience, intellectual rigor and willingness to face tough issues.

Our Board comprises a diverse group of individuals. Three nominees are women. Nine different nationalities are represented, underscoring the global perspective of the Board taken as a whole.

The Board has experienced a healthy level of director refreshment since our spin-off in 2008. Two of the original directors continue to serve on the Board. Of the remaining members of the Board, one joined in 2010, two in 2011, one in 2013, two in 2014, one in 2015, and one in 2018. The average tenure of the Company’s nominees is 7.8 years. As new Board members gain experience, the Board rotates its various committee chairs.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s by-laws to reduce the number of directors.

16 • PMI 2020 Proxy Statement

ELECTION OF DIRECTORS

Independence of Nominees

After receiving the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that each of the following nominees for director is independent of, and has no material relationship with, the Company: Werner Geissler, Lisa A. Hook, Jennifer Li, Jun Makihara, Kalpana Morparia, Lucio A. Noto, Frederik Paulsen, and Robert B. Polet. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in the Corporate Governance Guidelines, which are available on the Company’s website at www.pmi.com/who-we-are/corporate-
governance/overview. Each of the above-named nominees qualifies as independent under these standards.

In making the determination that Mr. Camilleri is not independent, the Board considered the Company’s relationship with Ferrari, which began in 1973, well before Mr. Camilleri became CEO of Ferrari in 2018. The Company’s Formula 1 sponsorship agreement and its renewals have been negotiated on an arms-length basis with executives of Ferrari prior to Mr. Camilleri’s becoming CEO of Ferrari. At the time of the last renewal, in early 2018, the Nominating and Corporate Governance Committee reviewed the sponsorship as a Related Person Transaction (see page 60) and determined that it is in the best interests of the Company.

In making the affirmative determination that Ms. Morparia is independent, the Board considered the fact that the

Company has routine commercial relationships with J.P. Morgan Chase, Ms. Morparia’s employer. Payments by the Company to J.P. Morgan Chase are immaterial and Ms. Morparia has no direct or indirect material interest in these routine commercial relationships. Ms. Morparia has never represented J.P. Morgan Chase in connection with its provision of services to the Company, and her compensation is not affected by any banking relationship between the Company and J.P. Morgan Chase.

Majority Vote Standard in Uncontested Elections

All directors are elected annually. The Company’s by-laws provide that, where the number of nominees for director does not exceed the number of directors to be elected, directors shall be elected by a majority rather than by a plurality vote. Under applicable law, a director’s term extends until his or her successor is duly elected and qualified. Thus, an incumbent director who fails to receive a majority vote would continue to serve as a holdover director. To address that possibility, our Corporate Governance Guidelines require a director who receives less than a majority of the votes cast to offer to resign. The Nominating and Corporate Governance Committee would then consider, and recommend to the Board, whether to accept or reject the offer.

The Board recommends a vote FOR each of

the nominees identified below.

PMI 2020 Proxy Statement • 17

ELECTION OF DIRECTORS

Director Nominees

					Current Committee Membership
Nominee	Director Since	Nationality	Independent	Audit	Compensation and Leadership Development	Finance	Nominating and Corporate Governance	Product Innovation and Regulatory Affairs
André Calantzopoulos (CEO)	2013	Greece/Switzerland
Louis C. Camilleri (Chairman)	2008	UK
Werner Geissler	2015	Germany	✓	✓	Chair	✓		✓
Lisa A. Hook	2018	USA	✓		✓	✓		✓
Jennifer Li	2010	China	✓	Chair		✓	✓
Jun Makihara	2014	Japan	✓	✓		Chair		✓
Kalpana Morparia	2011	India	✓			✓	Chair	✓
Lucio A. Noto (Presiding Director)	2008	USA	✓	✓	✓	✓	✓
Frederik Paulsen	2014	Sweden	✓			✓		Chair
Robert B. Polet	2011	Netherlands	✓		✓	✓	✓	✓

18 • PMI 2020 Proxy Statement

ELECTION OF DIRECTORS

Director Qualifications

Our Board is a diverse, highly engaged group that provides strong, effective oversight of our Company. Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the Company’s long-term strategic growth. Each director has senior executive experience, in many cases with large, complex organizations with significant global operations. Several directors have leadership experience in the global consumer products sector, and others bring expertise regarding information technology, cybersecurity, digital transformation, sustainability, and environmental, social and governance matters. These and the other skills and attributes discussed below are key considerations in evaluating the composition of our Board and inform our Board succession planning and director selection process.

✓ High Integrity	✓ Strength of Character and Judgment	✓ Intellectual/Analytical Skills
✓ Proven Record of Success	✓ Corporate Governance Experience	✓ Strategic Planning
✓ Leadership	✓ Talent Management/Succession Planning	✓ Risk Assessment and Oversight
✓ Understanding our Global Business and Markets	✓ Diversity of Perspectives

Key attributes and skills of all Directors:

Our director nominees’ individual experiences, qualifications, attributes and skills are highlighted in the following matrix. The matrix is intended as a high-level summary and not an exhaustive list of each nominee’s skills or contributions to the Board. Further biographical information about each director standing for re-election is set forth on the following pages.

EXPERIENCE
Senior Executive	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Tobacco Industry	✓	✓
Global Consumer-Centric Engagement	✓	✓	✓	✓	✓				✓	✓
Operations	✓	✓	✓					✓
Information Technology and Privacy				✓	✓
Sustainability/Corporate Responsibility	✓	✓	✓	✓			✓	✓	✓
Risk Assessment and Oversight	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
CFO or Banking		✓			✓	✓	✓	✓
Civic Leadership			✓	✓					✓
Global Pharmaceutical									✓
Marketing and Retail			✓							✓

Calantzopoulos Camilleri Geissler Hook Li Makihara Morparia Noto Paulsen Polet

PMI 2020 Proxy Statement • 19

ELECTION OF DIRECTORS

Director Nominees

ANDRÉ CALANTZOPOULOS
Primary Occupation: Chief Executive Officer Director since: 2013 Age: 62

Professional Experience:

Mr. Calantzopoulos became our Chief Executive Officer in May 2013. He served as our Chief Operating Officer since our spin-off on March 28, 2008, and until becoming CEO. Mr. Calantzopoulos served as PMI’s President and Chief Executive Officer between 2002 and the date of our spin-off. He joined the Company in 1985 and worked extensively across Central Europe, including as Managing Director of PM Poland and President of the EEMA Region.

Director Qualifications:

Mr. Calantzopoulos’s intellect and all-encompassing knowledge of the Company serve him well as CEO and as a member of the Board. He has played an instrumental role in numerous key initiatives, leading the Company with his bold vision of a smoke-free future and through its related evolution into a consumer-centric technology and science-driven business.

LOUIS C. CAMILLERI
Primary Occupation: Chief Executive Officer, Ferrari N.V. Director since: 2008 Age: 65

Professional Experience:

Mr. Camilleri is our Chairman, having served as our Chairman and Chief Executive Officer from our spin-off in 2008 until May 2013. Before our spin-off, Mr. Camilleri was Chairman and Chief Executive Officer of Altria Group, Inc., positions he had held since 2002. From November 1996 to April 2002, he served as Senior Vice President and Chief Financial Officer of Altria Group, Inc. He had been employed continuously by Altria Group, Inc. and its subsidiaries (including Philip Morris International Inc.) in various capacities since 1978. Mr. Camilleri became Chief Executive Officer of Ferrari N.V. in 2018.

Other Directorships and Associations:

Mr. Camilleri is a director of Ferrari N.V. He previously served on the Board of Telmex International SAB from 2009 to 2011. Mr. Camilleri was a director of Kraft Foods Inc. from 2001 to 2007 and its Chairman from 2002 to 2007, and was a director of América Móvil, S.A.B. de C.V. from 2011 to 2019.

Director Qualifications:

Mr. Camilleri’s extensive and detailed knowledge of the Company and the tobacco industry and an incisive strategic view, combined with his transparency and open-mindedness, serve him well in his ongoing role as Chairman of the Board.

20 • PMI 2020 Proxy Statement

ELECTION OF DIRECTORS

WERNER GEISSLER
Primary Occupation: Operating Partner, Advent International Director since: 2015 Age: 66

Professional Experience:

Mr. Geissler became an Operating Partner of Advent International in 2015. He previously served as Vice Chairman and Special Advisor to the Chairman and CEO of Procter & Gamble until his retirement in January 2015. He joined that company in 1979 and served in various capacities, including President, Northeast Asia, from 2001 to 2004, Group President, Central and Eastern Europe, Middle East and Africa, from 2004 to 2007, and Vice Chairman, Global Operations, from 2007 to 2014.

Other Directorships and Associations:

Mr. Geissler is a director of the Goodyear Tire & Rubber Company.

PMI Board Committees:

Mr. Geissler is Chair of the Compensation and Leadership Development Committee and a member of the Audit, Finance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Geissler has a keen knowledge of the global consumer products business, having served as a senior consumer products executive in many of the Company’s most important markets and regions. His deep senior executive experience serves him well as Chair of the Compensation and Leadership Development Committee.

LISA A. HOOK
Primary Occupation: Businesswoman Director since: 2018 Age: 61

Professional Experience:

Ms. Hook served as Chief Executive Officer of Neustar, Inc. from October 2010, as a member of its Board from November 2010, and as President from January 2008. She retired from Neustar in July 2018. Ms. Hook served as President and Chief Executive Officer of Sunrocket, Inc. from 2006 to 2007, and held several executive-level posts at America Online, Inc. from 2001 to 2004. Previously, she was a partner at Brera Capital Partners, a global private equity investment firm, managing director of Alpine Capital Group, LLC, an investment banking firm, an executive at Time Warner, Inc., a legal advisor to the Chairman of the Federal Communications Commission, and a senior attorney at Viacom International, Inc.

Other Directorships and Associations:

Ms. Hook serves on the board of Fidelity National Information Services, Inc., a global leader in banking and payment solutions, Ping Identity Holding Corp., a pioneer in digital identity solutions, and Unisys Corporation, a global information technology company. Ms. Hook served as Senior Independent Director of RELX PLC and RELX NV, providers of information solutions, from 2006 to 2016. Previously, she served as a director of Covad Communications and Time Warner Telecom, Inc. In 2012, she was appointed by President Obama to serve on the National Security Telecommunications Advisory Committee.

PMI Board Committees:

Ms. Hook is a member of the Compensation and Leadership Development, Finance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

With her past experience as CEO of a company whose holistic understanding of digital identity is key to deploying actionable insights that grow and guard many of the world’s largest corporations and her extensive public board experience, Ms. Hook brings to the Board valuable insights in the areas of cybersecurity, data privacy, and digital transformation as the Company is transitioning to a consumer-centric, highly digitalized business model.

PMI 2020 Proxy Statement • 21

ELECTION OF DIRECTORS

JENNIFER LI
Primary Occupation: Chief Executive Officer and Managing Partner, Changcheng Investment Partners Director since: 2010 Age: 52

Professional Experience:

Ms. Li currently serves as Chief Executive Officer and Managing Partner, Changcheng Investment Partners. Previously, she served as Chief Executive Officer and General Managing Director of Baidu Capital. Ms. Li joined Baidu, Inc., the largest Internet search engine in China and the third-largest independent search engine in the world, in 2008, as Chief Financial Officer, responsible for a wide range of corporate functions, including Finance, Human Resources, International Operations, Marketing, Communications and Purchasing. From 1994 to 2008, she held a number of senior finance positions at various General Motors companies in China, Singapore, the United States and Canada, rising to Chief Financial Officer of GM’s business in China and Financial Controller of the North American Operations of GMAC.

Other Directorships and Associations:

Ms. Li is a director of Flex Ltd., ABB Ltd. and HSBC, Asia.

PMI Board Committees:

Ms. Li is the Chair of the Audit Committee and a member of the Finance and Nominating and Corporate Governance Committees.

Director Qualifications:

Ms. Li draws upon her strong financial and accounting expertise as Chair of the Audit Committee, and her experience in a fast-growing, high-tech business and Asian background strengthen the Board’s depth and global perspective.

JUN MAKIHARA
Primary Occupation: Retired Businessman Director since: 2014 Age: 62

Professional Experience:

Mr. Makihara was employed at Goldman, Sachs & Co. from 1981 to 2000, during which time he was a General Partner for six years, working in New York, Los Angeles, and Tokyo. During his tenure in Tokyo, he was co-head of the Investment Banking Group and the Japanese Equities Group and also served as co-branch manager. Subsequently, he was Chairman of Neoteny Co., Ltd., a Japanese venture incubator, until 2015.

Other Directorships and Associations:

Mr. Makihara is a director of Monex Group, Inc. and Shinsei Bank, Ltd. He is a trustee of the Protestant Episcopal Cathedral Foundation in Washington, D.C. and a board member of the Japan Society in New York. He also served on the board of RHJ International S.A. from 2005 to 2014.

PMI Board Committees:

Mr. Makihara is Chair of the Finance Committee and a member of the Audit and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

Mr. Makihara brings his deep experience in finance to his position as Chair of the Finance Committee, and the Board benefits from his entrepreneurial spirit and a thorough knowledge of business in Asia, which is of great importance to the Company’s business.

22 • PMI 2020 Proxy Statement

ELECTION OF DIRECTORS

KALPANA MORPARIA
Primary Occupation: Chairman, South and South East Asia, J.P. Morgan Chase Director since: 2011 Age: 70

Professional Experience:

Ms. Morparia assumed her current position in March 2019, having previously served as CEO of South and South East Asia since April 2016, and CEO of J.P. Morgan India since 2008. She is a member of J.P. Morgan’s Asia Pacific Management Committee. Prior to joining J.P. Morgan India, Ms. Morparia served as Joint Managing Director of ICICI Bank, India’s second-largest bank, from 2001 to 2007 and the Vice Chair of ICICI’s insurance and asset management business from 2007 to 2008.

Other Directorships and Associations:

Ms. Morparia is a director of Dr. Reddy’s Laboratories Ltd. and Hindustan Unilever Limited.

PMI Board Committees:

Ms. Morparia is Chair of the Nominating and Corporate Governance Committee and a member of the Finance and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

With her strong executive leadership experience in finance, and her deep knowledge of international business, Ms. Morparia provides a keen perspective on economies in Asia, while her legal background and deep experience in highly regulated industries serve her well as Chair of the Nominating and Corporate Governance Committee.

LUCIO A. NOTO
Primary Occupation: Managing Partner, Midstream Partners, LLC Director since: 2008 Age: 81

Professional Experience:

Mr. Noto assumed his current position with Midstream Partners, LLC in March 2001. He retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he had held since the merger of the Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation. Mr. Noto had been employed by Mobil continuously since 1962.

Other Directorships and Associations:

Mr. Noto is a director of Penske Automotive Group, Inc. He also served on the boards of IBM from 1995 to 2008, Altria Group, Inc. from 1998 to 2008, Shinsei Bank from 2005 to 2008, Commercial International Bank from 2006 to 2009 and RHJ International S.A. from 2011 to 2015.

PMI Board Committees:

Mr. Noto is the Presiding Director and a member of the Audit, Compensation and Leadership Development, Finance, and Nominating and Corporate Governance Committees.

Director Qualifications:

As the former chief financial officer and chief executive officer of a large, multinational oil company, together with his past governance experience serving on the boards and audit committees of a number of major international companies, Mr. Noto brings an extensive knowledge of internal controls and risk assessment to his role as a member of the Audit Committee and a strong “hands-on” approach as Presiding Director.

PMI 2020 Proxy Statement • 23

ELECTION OF DIRECTORS

FREDERIK PAULSEN
Primary Occupation: Chairman, Ferring Group Director since: 2014 Age: 69

Professional Experience:

Dr. Paulsen has been Chairman of the Ferring Group, a research-driven, specialty biopharmaceutical group, since 1988, having joined that company in 1976.

Other Directorships and Associations:

Dr. Paulsen is a member of the boards of MGIMO University in Moscow, Russia, and the Pro Universitate of the Christian Albrechts University in Kiel, Germany, and a trustee of the Salk Institute of Biological Research in La Jolla, California, USA.

PMI Board Committees:

Dr. Paulsen is Chair of the Product Innovation and Regulatory Affairs Committee and a member of the Finance Committee.

Director Qualifications:

Dr. Paulsen’s substantial experience as head of a successful multinational biopharmaceutical group, together with his scientific background, bring a unique perspective to the Company’s critical efforts to develop reduced-risk products.

ROBERT B. POLET
Primary Occupation: Chairman, Rituals Cosmetics Enterprise B.V. Chairman, Arica Holding B.V. Director since: 2011 Age: 64

Professional Experience:

Mr. Polet is currently serving as Chairman of Rituals Cosmetics Enterprise B.V., and Chairman of Arica Holding B.V. He was Chairman of Safilo Group S.p.A. from 2011 to 2017, and President, Chief Executive Officer and Chairman of the Management Board of the Gucci Group from 2004 to 2011. Previously, Mr. Polet spent 26 years in the Unilever Group in a variety of executive roles, including President of Unilever’s Worldwide Ice Cream and Frozen Foods division, Chairman of Unilever Malaysia, Chairman of Van den Bergh and Executive Vice President of Unilever’s European Home and Personal Care division.

Other Directorships and Associations:

Mr. Polet is a director of Safilo Group S.p.A. and William Grant & Sons Limited.

PMI Board Committees:

Mr. Polet serves on the Compensation and Leadership Development, Finance, Nominating and Corporate Governance, and Product Innovation and Regulatory Affairs Committees.

Director Qualifications:

In his previous position, Mr. Polet was responsible for managing such global luxury brands as Gucci, Bottega Veneta, Yves Saint Laurent, Boucheron, Balenciaga, Sergio Rossi, Alexander McQueen and Stella McCartney. He brings to the Board his considerable entrepreneurial business experience in the global luxury business and his deep executive background running major consumer packaged goods businesses, as well as his extensive knowledge of global markets.

24 • PMI 2020 Proxy Statement

COMPENSATION OF DIRECTORS

Compensation Philosophy

Directors who are full-time employees of the Company receive no additional compensation for services as a director. The Company’s philosophy is to provide competitive compensation necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of shareholders.

Compensation

At his request, Dr. Paulsen serves as a director without compensation. The compensation of all other non-employee directors is set forth in the accompanying chart.

Directors’ Compensation PMI’s non-employee directors’ compensation for 2019 was set at the following levels and, except as noted, continues in effect for 2020:
Annual cash retainer:	$125,000
Annual equity award:	$175,000
Chairman’s incremental cash retainer:	$400,000
Presiding Director cash retainer:	$25,000	*
Committee Chair cash retainer:	$35,000
Committee member cash retainer:	None
Committee meeting fees:	None
Stock Options:	None
* The cash retainer for the Presiding Director was increased to $35,000, effective January 1, 2020.

Share Retention Requirement

A non-employee director may not sell or otherwise dispose of PMI shares received pursuant to the annual share award (other than shares withheld from the grant to pay taxes) unless he or she continues after the disposition to own PMI shares having an aggregate value of at least five times the then-current annual cash retainer. The Company’s anti-hedging and anti-pledging policies also apply to non-employee directors (see page 40).

PMI 2020 Proxy Statement • 25

COMPENSATION OF DIRECTORS

The following table presents the compensation received by the non-employee directors for fiscal year 2019.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Louis C. Camilleri	525,000	175,000	-	700,000
Massimo Ferragamo	125,000	175,000	-	300,000
Werner Geissler	160,000	175,000	-	335,000
Lisa A. Hook	125,000	175,000	-	300,000
Jennifer Li	160,000	175,000	-	335,000
Jun Makihara	160,000	175,000	-	335,000
Kalpana Morparia	160,000	175,000	-	335,000
Lucio A. Noto	150,000	175,000	-	325,000
Frederik Paulsen(a)	-	-	-	-
Robert B. Polet	125,000	175,000	-	300,000
Stephen M. Wolf	125,000	175,000	-	300,000

(a)	At his request, Dr. Paulsen serves as a director without compensation.

Non-employee directors may also elect to defer the award of shares of common stock and all or part of the annual and Committee retainers. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in nine “investment choices,” including a PMI common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the PMI Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account.

The Company reimburses non-employee directors (other than Dr. Paulsen) for their reasonable expenses incurred in attending Board of Directors, Committee and shareholder meetings and other corporate functions, including travel, meals and lodging. Non-employee directors (other than Dr. Paulsen) also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

26 • PMI 2020 Proxy Statement

STOCK OWNERSHIP INFORMATION

Ownership of Equity Securities

The following table shows the number of shares of common stock beneficially owned as of March 13, 2020, by each director, nominee for director and named executive officer, and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director, nominee for director and executive officer, and of the directors, nominees for director and executive officers as a group, is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership(1)
André Calantzopoulos	832,385
Louis C. Camilleri	407,464
Massimo Ferragamo	7,461
Marc S. Firestone	208,177
Werner Geissler	65,212
Lisa A. Hook	4,515
Martin G. King	164,275
Jennifer Li	66,687
Jun Makihara	16,221
Kalpana Morparia	16,452
Lucio A. Noto	110,701
Jacek Olczak	275,238
Frederik Paulsen	—
Robert B. Polet	17,981
Stephen M. Wolf	96,051
Miroslaw Zielinski	256,908
Group (36 persons)	3,437,262

(1)

Includes shares of deferred stock as follows: Mr. Calantzopoulos, 147,140; Mr. Camilleri, 51,464; Mr. Ferragamo, 7,461; Mr. Firestone, 43,480; Ms. Hook, 4,475; Mr. King, 20,740; Mr. Makihara, 12,861; Mr. Noto, 71,123; Mr. Olczak, 48,510; Mr. Wolf, 72,729; Mr. Zielinski, 36,980; and group, 803,953. Also includes 17,085 shares as to which beneficial ownership is disclaimed by Mr. Noto (shares held by spouse) and 22,196 shares held in trust as to which he has not disclaimed beneficial ownership. Also includes 1,360 shares as to which beneficial ownership is disclaimed by Mr. Makihara (shares held by spouse).

In addition to the shares shown in the table above, as of March 13, 2020, those directors who participate in the Company’s director deferred fee program had the following PMI share equivalents allocated to their accounts: Mr. Ferragamo, 4,728; Mr. Makihara, 10,738; Mr. Noto, 106,133; and Mr. Wolf, 33,906. See “Compensation of Directors” on page 26 for a description of the deferred fee program for directors.

PMI 2020 Proxy Statement • 27

STOCK OWNERSHIP INFORMATION

The following table sets forth information regarding persons or groups known to the Company to be beneficial owners of more than 5% of the outstanding common stock.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Common Stock Outstanding on March 13, 2020
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	94,735,242	(1)	6.08%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	124,734,308	(2)	8.01%

(1)

According to a Schedule 13G/A, dated February 5, 2020, filed with the U.S. Securities and Exchange Commission on February 5, 2020, by BlackRock, Inc. presenting the number of shares as of December 31, 2019.

(2)

According to a Schedule 13G/A, dated February 10, 2020, filed with the U.S. Securities and Exchange Commission on February 12, 2020, by The Vanguard Group presenting the number of shares as of December 31, 2019.

Delinquent Section 16(a) Reports

The Company believes that during 2019 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Exchange Act were filed on a timely basis, except that the award of 5,240 Restricted Share Units on February 7, 2019 to Deepak Mishra, Chief Strategy Officer, and a sale of 11,000 shares of common stock on October 18, 2019 by Werner Barth, Senior Vice President, Commercial, were inadvertently reported late.

28 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our Compensation Discussion and Analysis outlines the design of our executive compensation program components, the objectives and principles upon which they are based, our 2019 performance and the resulting decisions of the Compensation and Leadership Development Committee to reflect that performance in setting compensation for our CEO and the other named executive officers.

Compensation and Leadership Development Committee

The Compensation and Leadership Development Committee consists entirely of non-management directors, all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation and Leadership Development Committee Charter, which is available on the Company’s website at www.pmi.com/who-we-are/corporate-governance/overview. The members of the Committee are: Werner Geissler (Chair), Lisa A. Hook, Lucio A. Noto, Robert B. Polet and Stephen M. Wolf. The Committee met four times in 2019. The Chair of the Committee, in consultation with the other members, sets meeting agendas. The Committee reports its actions and recommendations to the Board.

Program Design, Philosophy and Objectives

Our compensation and benefits program supports our business and financial objectives. Each component of our program is designed to achieve one or more of the following objectives:

◾	to support our ability to attract, develop and retain world-class leaders in a controversial industry;

◾	to align the interests of executives and shareholders;

◾	to reward performance against pre-defined objectives;

◾	to support long-term business growth, superior financial results, sustainability efforts, societal alignment and integrity of conduct;

◾	to promote internal fairness and a disciplined assessment of performance; and

◾	to align executive incentives with our risk management objectives.

These objectives provide the framework for the various components of compensation and benefits and take into account the specific nature of our business. Together, these elements form an aggregate package that is intended to be appropriately competitive. The design of the overall package encompasses the following features:

◾	a mix of fixed and “at-risk” compensation: the higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

◾	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of both annual and long-term goals and objectives;

◾

a mix of cash and deferred equity compensation that seeks to discourage actions that are solely driven by the Company’s share price at any given time to the detriment of PMI’s long-term strategic goals; and

◾

an optimal balance of equity compensation comprising both performance-based and time-based awards, without using stock options, and with significant share ownership requirements, to align the interests of executives and shareholders while remaining mindful of the potentially dilutive nature of equity compensation on shareholder value.

In 2015, the Committee substantially revamped our executive compensation program. Our shareholders have overwhelmingly supported the new compensation program, approving our 2019 say-on-pay proposal by a vote of 95.93% and our 2017 Performance Incentive Plan by a vote of 96.18%. Based on this support and its own satisfaction with the current compensation program, the Committee determined not to make any substantial modifications to the program in 2020 except for the replacement of certain metrics in the 2020 annual incentive compensation performance matrix and the performance metrics for the 2020-2022 PSU performance cycle to better align the executive compensation program with our transformation goals of switching adult smokers who would otherwise continue to smoke to our RRPs. The 2020 annual incentive compensation performance matrix includes the Company’s environmental, social and governance objectives in one of the Company’s strategic priorities.

The Committee reviews local market and Peer Group (see page 39) data, but does not target total direct compensation at a specific percentile of the market. Instead, the Committee sets total direct compensation at levels that it believes necessary to attract and retain talented executives in a controversial industry and remain competitive with other consumer product companies.

PMI 2020 Proxy Statement • 29

COMPENSATION DISCUSSION AND ANALYSIS

Components of Our Total Direct Compensation Program

The three components of total direct compensation are base salary, annual performance-based variable cash awards and variable equity awards. We also provide our executives retirement benefits and limited perquisites.

Our total direct compensation program emphasizes pay-for-performance, and the one component that is fixed for a given year, base salary, constitutes the smallest portion of executive compensation for salary grades 26 and above. See page 31 for the target compensation mix of our NEOs in 2019. The key characteristics and key objectives of each component of our compensation program as it applies to our NEOs are as follows:

Component	Key Characteristics		Key Objective

Base Salary	◾	Fixed component of compensation reflecting the scope of the executive’s role, performance and market pay practices.	◾	Intended to provide sufficient competitive base pay to attract, develop and retain world-class leaders.

Incentive Compensation (IC) Awards	◾	Annual performance-based variable cash award for meeting or exceeding performance goals pre-established by the Committee.	◾	Intended to motivate executives to meet or exceed our performance goals and strategic objectives in a given fiscal year.
◾

The Company’s incentive compensation business rating is determined by a fixed formula that measures the Company’s results against performance targets pre-established and pre-weighted by the Committee (see pages 33-34). The final award is determined by multiplying the executive’s base salary by the IC performance rating and by the executive’s IC target and individual performance rating.

Equity Awards	◾	Long-term variable equity awards contribute to all six of the Committee’s program design objectives while minimizing share dilution and protecting against excessive risk taking.	◾	Intended to motivate our executives to produce results that enhance sustainable shareholder value and strengthen the Company over the long term.
◾

Amount of each award is determined by multiplying the executive’s base salary by the target percentage for that salary grade, and then by the executive’s individual performance rating for the most recently completed year, plus or minus ten percentage points.

–  60% of the February 2020 award was in the form of PSUs that vest at the end of the 2020-2022 performance cycle in amounts that depend on the degree to which pre-established and pre-weighted performance goals are achieved or exceeded (see pages 35-37).

–  40% of the February 2020 award was in the form of RSUs that vest at the end of the three-year cycle (assuming continued employment).

30 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Target Compensation Mix

Other than the CEO, all of our NEOs are in salary grades 25 and 26. Our CEO is the only employee in salary grade 28, and no employee is in salary grade 27. The target compensation mix for 2019 and for 2020 is shown in the following chart:

Grade 28
11%
22%
67%
Grade 26
20%
25%
55%
Grade 25
27%
27%
46%
Base Salary
Annual Incentive Compensation
Equity Awards

In February 2020, the Committee granted PSUs for the 2020-2022 performance cycle and RSUs. It also established performance targets for the 2020 annual incentive compensation awards that are payable in February 2021. Award targets as a percentage of base salary for our named executive officers are as follows:

	2020 Cash Incentive Target as % of Base Salary(1)	2020-22 PSUs Target as % of Base Salary (60% of total Equity Award)(2)	2020 RSUs Target as % of Base Salary (40% of total Equity Award)(3)

André Calantzopoulos (CEO)	200%	360%	240%

Marc S. Firestone	125%	165%	110%

Martin G. King	100%	105%	70%

Jacek Olczak	125%	165%	110%

Miroslaw Zielinski	125%	165%	110%

(1)	Possible award range is between 0% and 225% of target.

(2)	Possible award grant range is between 0% and 150% of target; between 0% and 200% of PSUs granted may vest, depending on performance versus criteria established at the time of grant.

(3)	Possible award grant range is between 0% and 150% of target.

PMI 2020 Proxy Statement • 31

COMPENSATION DISCUSSION AND ANALYSIS

Use of Equity Awards Versus Stock Options: Equity awards are made in the form of RSUs and PSUs, rather than stock options, because these forms of awards:

◾	establish a relationship between our cost and the value ultimately delivered to our executives that is more direct and more visible than is the case with stock options; and

◾	require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual Company run rate (the sum of all director stock awards and RSUs granted during the period, plus the number of all PSUs vested during the period, divided by the weighted average number of shares outstanding during the period) in 2019 of 0.13% and a total 2019 year-end overhang (number of unvested RSUs plus unvested PSUs at target as a percentage of all shares outstanding at year-end) of 0.33%.

Our run rate and overhang each compares favorably to those of our Peer Group.

32 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2019 Company Performance and Targets

The Committee determined the 2019 cash incentive award performance rating based on 2019 results versus performance metrics pre-established by the Committee and defined on page 34. Each of the financial targets set by the Committee reflected appropriately ambitious performance goals.

2019 Results: We delivered strong underlying results significantly exceeding each of our key performance metrics, reflecting robust growth in our Platform 1 reduced-risk product and solid pricing in our combustible products portfolio. Our share of Top 30 OI markets also exceeded target.

Share of Top 30 OI Markets: We registered a growing or stable market share in 18 of our Top 30 OI markets, above our target of 16 markets. Our total cigarette and HTU market share, excluding China and the U.S., grew by 0.1 percentage point. Marlboro’s share of the cigarette market was at an all-time high at 10.0%, excluding China and the U.S., and Marlboro remains the number one global brand. Importantly, our total market share in Russia and Japan grew by 1.8 and 0.5 percentage points, respectively, from 2018.

Net Revenues*: Net revenues of $29.8 billion reflected constant currency growth of 6.4%, significantly above our ambitious target of 5.0%. This result was driven primarily by higher heated tobacco unit shipment volumes, coupled with strong combustible tobacco pricing.

Adjusted OI*: Adjusted OI of $11.8 billion reflected constant currency growth of 11.2%, well above our target of 7.7% growth, driven by net revenue growth, coupled with the favorable impact of our cost-savings initiatives and increasing leverage of existing RRP infrastructure by a growing volume and user base.

Adjusted Diluted EPS*: Our 9.9% adjusted diluted EPS growth, excluding currency, surpassed our target of 8.0%.

Operating Cash Flow*: Operating cash flow, excluding currency, increased 21.4%, well above our target of 15.8%.

The Committee also rated our performance on the following six key strategic priorities and four enablers that the Committee pre-set in February 2019, based on a ratings range of 0-70 if they were missed, 80-120 if they were mostly or all accomplished, and 130-150 if they were mostly or all exceeded:

Strategic Priorities:

◾

Grow current RRP platforms to scale by building a superior portfolio across segments, IQOS brand equity, a quality consumer experience across digital and physical touchpoints at scale, and geographic expansion;

◾	Maintain leadership in our conventional business, net of cannibalization, through continued brand development and selective innovation;

◾	Develop our long-term product portfolio and launch an ecosystem portfolio of products and services to fulfill broader needs of our adult RRP consumers;

◾	Build global societal support for RRPs through advocacy and obtain regulatory and fiscal measures that allow adult smokers to learn about, and convert to, our RRPs faster;

◾	Achieve cost and cash leadership by improving productivity to reinvest in RRP expansion; and

◾	Reduce time-to-market for product launches and improve supply chain agility to drive excellent consumer service.

Strategic Enablers:

◾	Consumer centricity: roll out a consumer-centric organization, consumer journey framework, measurement of consumer satisfaction and rapid feedback loops into product and service development;

◾	Digitalized consumer engagement: roll out a digital consumer engagement platform across markets to rapidly scale awareness, engagement, conversion and customer care;

◾

People, culture, ways of working and organization: evolve the organization and ways of working to attract, retain, manage and reward top talent, and increase agility by adopting a project-based organization, agile working methods and zero-based organization principles; and

◾	Real-time communication: develop a real-time communication engine to engage with adult consumers, key opinion leaders and regulators to shape the dialogue in real time.

As a result of this evaluation, the Committee concluded that the Company had accomplished all of its strategic objectives and it assigned a strategic priorities and enablers rating of 120.

*	On a like-for-like basis.

PMI 2020 Proxy Statement • 33

COMPENSATION DISCUSSION AND ANALYSIS

IC Performance Rating: The Committee employed the following pre-established matrix that assigned a rating of 100 correlating to attaining the targeted performance. Ratings for each factor can range from 0 to 150. The percentages indicated for net revenues, adjusted OI, adjusted diluted EPS, and operating cash flow represent growth versus 2018 results on a currency-neutral, like-for-like basis. Actual results are shown in the blue boxes.

2019 IC Performance Versus Target
							Target

Rating:	0 ...	30 ... 60		70	80	90	100	110	120	130	134	140	141	148	150

Growth Measure(a)

Market Share (Top 30 OI(b) Markets)	<7	7	10	11	12	14	16	18	20	22		24			25

Net Revenues(c)	<2.5%	2.5%	3.1%	3.5%	3.8%	4.1%	5.0%	5.4%	5.7%	6.0%		6.3%	6.4%		7.4%

Adjusted OI(d)	<3.8%	3.8%	4.9%	5.4%	5.9%	6.4%	7.7%	8.4%	8.8%	9.3%		9.8%		11.2%	11.5%

Adjusted Diluted EPS(e)	<4.0%	4.0%	5.0%	5.6%	6.1%	6.7%	8.0%	8.7%	9.2%	9.7%	9.9%	10.2%			12.1%

Operating Cash Flow(f)	<5.5%	5.5%	8.0%	9.3%	10.6%	11.8%	15.8%	16.6%	17.1%	17.7%		18.2%			20.3%	21.4%

Strategic Priorities and Enablers	< Key initiatives missed > 0 - 70				< Mostly all accomplished > 80 - 120						< Majority / all exceeded > 130 - 150

(a)	For a reconciliation of non-GAAP to the most directly comparable GAAP financial measures see Exhibit B to this proxy statement.

(b)	Number of Top 30 OI markets (reflecting the deconsolidation of RBH) in which total share of the heated tobacco units and cigarettes was growing or stable.

(c)	Excluding excise taxes, currency and acquisitions, on a like-for-like basis.

(d)	Excluding currency and acquisitions, on a like-for-like basis.

(e)	Excluding currency, on a like-for-like basis.

(f)	Net cash provided by operating activities, excluding currency, on a like-for-like basis.

Our performance rating for each factor was weighted in accordance with the pre-established formula shown below to produce an overall IC performance rating of 135.

2019 IC Performance Rating
Growth Measure	Performance Rating	Weight	Weighted Performance Rating

Market Share (Top 30 OI Markets)	110	15%	17

Net Revenues	141	15%	21

Adjusted OI	148	15%	22

Adjusted Diluted EPS	134	20%	27

Operating Cash Flow	150	20%	30

Strategic Priorities and Enablers	120	15%	18

Based on its performance against the pre-established targets, the Company earned an IC performance rating for 2019 of: 2019 vs. 2018 2017 135 80 100

34 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

In addition to certifying the IC performance rating, the Committee rated each executive officer’s personal performance during 2019. Individual ratings can range from 0% to 150%. To assure a disciplined, fair and equitable assessment, individual performance ratings were calibrated to reflect each executive’s contribution to the overall results of the Company. Application of the following formula then determined the cash incentive award for each named executive officer in 2019.

Incentive Compensation Award Formula

IC Award	=	Base Salary	X	Individual Target % (varies by grade)	X	IC Performance Rating (0%-150%)	X	Individual Rating (0%-150%)

2020 Incentive Compensation (IC) Awards: For 2020, the Committee retained four of the five performance metrics used in 2019 and replaced the adjusted diluted EPS metric with shipment volume from our RRPs and any other non-combustible products in order to more closely align the performance factors with the Company’s transformation. The Committee also set performance targets for those metrics. Each of the 2020 financial performance targets reflects the Company’s 2020 budget approved by the Board, with a performance factor of 100 equating to achieving budgeted results. To measure the Company’s performance, the Committee also established six key strategic priorities and four strategic enablers reflecting the Company’s transformation goals, one of which includes our environmental, social and governance objectives. The full range of potential results is reflected in a pre-established matrix that will generate an overall IC performance rating for 2020. In addition to pre-establishing a formula for grading our results against the performance factors, the Committee pre-established the weights for each factor.

Long-Term Equity Awards: The Committee establishes the equity award target opportunity for our CEO and each other NEO based on Company targets by salary grade, which are unchanged from the levels established in 2014, and the individual’s performance rating for this award. The Committee grants the individual 60% of the award opportunity in the form of performance-based PSUs and 40% in the form of time-based RSUs.

Equity Award Grant Formula

Equity Award Target Opportunity (60% PSU & 40% RSU)	=	Base Salary	X	Individual Target % (varies by grade)	X	Individual Rating (0%-150%)

PSU Performance Metrics: In February 2017, the Committee established three metrics for determining the number of PSUs that would vest at the end of the 2017-2019 performance cycle. The first measure, weighted 50%, was the Company’s Total Shareholder Return during the three-year cycle relative to the Peer Group and on an absolute basis. The second measure, weighted 30%, was the Company’s currency-neutral compound annual adjusted operating companies income growth rate over the cycle, excluding acquisitions. The final measure, weighted 20%, was the Company’s performance against its transformation metric, defined as RRP shipment volume target during the last year of the performance cycle.

The aggregate of the weighted performance factors for the three metrics determined the percentage of PSUs that vested at the end of the three-year performance cycle. Each vested PSU entitles the participant to one share of common stock. An aggregate weighted PSU performance factor of 100 would result in the targeted number of PSUs being vested. The minimum percentage of PSUs that would vest was zero, while the maximum was twice the targeted number.

TSR Performance Factor. The TSR performance factor, which determined 50% of the PSU payout, was calculated based on the Company’s three-year rolling TSR versus the Company’s Peer Group (see page 39). To adjust for market volatility, the TSR calculations are based on the average of the 20 trading days immediately before the start of the performance cycle and the last 20 trading days of the performance cycle. To reflect that several members of the Peer Group are primarily

PMI 2020 Proxy Statement • 35

COMPENSATION DISCUSSION AND ANALYSIS

listed on foreign stock exchanges and report their financial results in different currencies, the Company measures the TSRs for those companies by using the price performance of their publicly traded American Depository Receipts (“U.S. ADRs”). The use of U.S. ADRs avoids the need to adjust the TSRs of non-U.S. Peers to reflect currency changes, and increases transparency by enabling shareholders to directly observe such TSRs. In addition to evaluating our relative TSR, if the Company’s absolute TSR for a performance cycle is zero or less, the Committee will cap the TSR performance factor at target or less. This approach would limit rewards for a performance cycle in which we performed in line with, or better than, the Peer Group, but shareholders did not realize a positive return. The TSR performance factor for the 2017-2019 performance cycle was calculated relative to the Peer Group in accordance with the following schedule:

	PMI TSR as a Percentile of Peer Group
	Result	Performance Factor	Actual	Rating
Below Threshold	Below 25th percentile	0%
Threshold	25th percentile	50%	35th percentile	70%
Target	50th percentile	100%
Maximum	85th percentile and above	200%

Adjusted Currency-Neutral Operating Companies Income Growth Performance Factor. The adjusted operating companies income growth performance factor for the 2017-2019 performance cycle, which determined 30% of the PSU performance factor, was the compound annual growth rate of the Company’s adjusted operating companies income (excluding currency and acquisitions) as shown below:

	Three-Year Adjusted OCI CAGR (excluding currency and acquisitions)*

	Result	Performance Factor	Actual	Rating
Below Threshold	<4%	0%
Threshold	4%	50%	6.1%	76%
Target	8%	100%
Maximum	≥11%	200%

*	On a like-for-like basis. For a reconciliation of non-GAAP to GAAP financial measures see Exhibit B of this proxy statement.

Transformation Performance Factor. The transformation performance factor for the 2017-2019 performance cycle, which determined 20% of the PSU performance factor, was defined as RRP unit shipment volume in 2019, as shown below:

	RRP Shipment Volume* (billions of units)

	Result	Performance Factor	Actual	Rating
Below Threshold	<60.0	0%	59.8	0%
Threshold	60.0	50%
Target	80.0	100%
Maximum	≥110.0	200%

*	Includes heated tobacco units, e-vapor products and other RRPs.

Performance Rating for 2017-2019 PSU Cycle. The overall performance rating for the 2017-2019 PSU award cycle was 58%, which the Committee rounded to 60%.

36 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

2020-2022 PSU Performance Cycle. In order to more closely align the performance factors with the Company’s transformation goals, the Committee established the following performance metrics at what it believes are appropriately ambitious levels that reflect the Board-approved three-year plan. It retained the TSR performance factor defined in the same way as shown on the previous page for the 2017-2019 PSU Performance Cycle, except that the maximum performance factor of 200% would be achieved at the 80th percentile relative to the Peer Group. The second measure is the Company’s currency-neutral compound annual adjusted diluted EPS growth rate over the 2020-2022 PSU Performance Cycle, with 0% for growth below 5%, 50% for growth at the threshold level of 5%, 100% for growth at the target level of 8%, and 200% for growth at or above 10.5%. The final measure is the Company’s performance against its transformation metric, defined as net revenues from our RRPs and any other non-combustible products as a percentage of the Company’s total net revenues, in the last year of the performance cycle, with performance factors of 0% for a ratio below 25.5%, 50% for a ratio at the threshold level of 25.5%, 100% for a ratio at the target level of 30.5%, and 200% for a ratio at or above 35.5%.

The Committee measures performance on these metrics consistent with the way the Company communicates its results, which may include adjustments.

The Committee weighted the 2020-2022 performance factors as follows: TSR, 40%; Adjusted Currency-Neutral Compound Annual Diluted EPS Growth, 30%; and Transformation, 30%.

PSU Vesting Mechanics. At the end of the three-year performance cycle, the Company’s performance factor for each of the three metrics will be calculated and then weighted, resulting in an overall PSU performance factor from 0-200%. This percentage will be applied to the executive’s target PSU award to determine the number of shares of common stock to be issued to the executive.

The Committee may adjust the PSU performance metrics if appropriate to reflect significant unplanned acquisitions or dispositions.

PMI 2020 Proxy Statement • 37

COMPENSATION DISCUSSION AND ANALYSIS

2019 Individual Performance and Compensation Decisions

The 2019 performance ratings of each named executive officer reflect the fact that the Company performed significantly above our ambitious financial growth targets and accomplished all our strategic priorities and enablers.

André Calantzopoulos, Chief Executive Officer: The Committee assigned Mr. Calantzopoulos an individual performance rating for 2019 of 130% for the incentive compensation award and a rating of 125% for the equity award. As a result, Mr. Calantzopoulos received an annual incentive compensation award of CHF 5,310,830, or $5,449,496 based on the conversion rate on the date of the award. Mr. Calantzopoulos’s equity award was split into 53,730 RSUs and 80,600 PSUs.

Mr. Calantzopoulos’s performance rating for the incentive compensation award reflects the Committee’s view that under his leadership, the Company achieved excellent results that significantly exceeded each of our performance metrics despite increasing complexity in the regulatory environment and intensifying competition, particularly, in Korea and Japan. The Company also made excellent progress on its strategic initiatives as described on page 33. Notably, Mr. Calantzopoulos’s rating reflects that in April 2019, the FDA determined that a version of our Platform 1 product is appropriate for the protection of public health and authorized it for sale in the U.S.

Mr. Calantzopoulos’s individual performance rating for the equity award reflects the fact that the Company achieved crucial milestones towards delivering a smoke-free future on many fronts: product development, commercialization, geographic expansion of our Platform 1 product, scientific substantiation, third-party engagement, as well as the regulatory and fiscal environment. Mr. Calantzopoulos’s equity rating also reflects his decisive leadership in the Company’s external and internal transformation to an organization that is consumer-centric and digitally driven and well on the way to a future built on smoke-free products.

Effective April 1, 2020, the Committee increased Mr. Calantzopoulos’s base salary from CHF 1,513,057 to CHF 1,570,010 ($1,611,003 based on the conversion rate on the date of the Committee’s decision). Mr. Calantzopoulos’s base salary was last increased in early 2017.

Other Named Executive Officers:

Marc S. Firestone: Mr. Firestone served as President, External Affairs and General Counsel in 2019. His incentive compensation and equity awards were each based on an individual performance rating of 110% and recognize his widespread contributions to the Company’s results and inspiring leadership of our External Affairs Department, which includes our legal function. These ratings reflect his critical role in numerous regulatory, litigation and compliance strategic initiatives, notably his contribution to our continued progress in the regulatory and fiscal framework for RRPs, as well as his insightful guidance of our external affairs initiatives and our strong compliance culture.

Martin G. King:* Mr. King served as Chief Financial Officer in 2019. His incentive compensation and equity awards were each based on an individual performance rating of 95%. These ratings recognize Mr. King’s leadership and contributions to the management of our balance sheet, and the continued focus on process change optimization in the context of our RRP business transformation, as well as effective productivity and cost-savings initiatives across the organization. He assured timely and transparent communication of our strategies and results to the investment community and played an important role in the implementation of numerous cross-functional strategic initiatives.

Jacek Olczak: Mr. Olczak served as our Chief Operating Officer in 2019. His incentive compensation and equity awards were each based on an individual performance rating of 125%. These ratings reflect his leading role in the Company’s transformation and the superior performance of our Regions and markets, particularly, in his commitment to consumer centricity, digitalized consumer engagement, and manufacturing optimization, while remaining focused on the growth of our brand portfolio and the seamless deployment and results of the Platform 1 product in 52 markets worldwide. The awards also reflect his invaluable contributions to the strategic direction of the Company and our external engagement to obtain RRP-specific regulatory regimes.

Miroslaw Zielinski: Mr. Zielinski served as our President, Science & Innovation for the first half of 2019, and as our Chief New Ventures Officer for the second half. His incentive compensation and equity awards were each based on an individual performance rating of 105%. These ratings reflect his key strategic contributions to the significant progress in scientific substantiation of our RRP platforms, the implementation of highly innovative solutions for the improvement of the consumer journey, and the development of an ecosystem portfolio of products and services for adult RRP consumers.

*

On February 28, 2020, Emmanuel Babeau was appointed to succeed Martin G. King as Chief Financial Officer, effective May 1, 2020. Mr. King will assume the role of CEO, PMI America, effective May 1, 2020.

38 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Additional Compensation Policies and Processes

Peer Group: The Committee uses a single customized peer group both to benchmark its compensation programs and to compare its TSR when calculating the Company’s PSU performance factor. The following 19 companies, selected in 2015 on the basis of their global presence, focus on consumer products, and similarity to the Company in terms of net revenues and market capitalization, constitute our Peer Group*:

◾ Altria Group, Inc.	◾ Kimberly-Clark Corporation
◾ Anheuser-Busch InBev SA/NV	◾ The Kraft Heinz Company
◾ British American Tobacco p.l.c.	◾ McDonald’s Corp.
◾ The Coca-Cola Company	◾ Mondelēz International, Inc.
◾ Colgate-Palmolive Co.	◾ Nestlé S.A.
◾ Diageo plc	◾ PepsiCo, Inc.
◾ Heineken N.V.	◾ The Procter & Gamble Company
◾ Imperial Brands PLC	◾ Roche Holding AG
◾ Japan Tobacco Inc.	◾ Unilever NV and PLC
◾ Johnson & Johnson

*Reynolds American Inc. was removed from the Peer Group following its acquisition by British American   Tobacco p.l.c. on July 25, 2017.

PMI 2020 Proxy Statement • 39

COMPENSATION DISCUSSION AND ANALYSIS

Factors Mitigating Against Possible Adverse Consequences of Our Compensation Program: Several elements of our compensation program protect against the possibility that compensation incentives might cause employees to take risks that could materially adversely affect the Company. First, we do not have different incentive compensation award programs for particular business units or functions. Our annual incentive compensation and equity awards apply to management employees worldwide, and the award pools for each of those programs are based on company-wide performance measures that cannot be unduly influenced by a particular business unit or group. Second, all employees are rated on the same scale within general guidelines set by the Committee. These ratings are based on individual performance criteria so that no particular group of employees will all receive the same rating. Third, both the company-wide and the individual performance measures are subject to maximum levels that limit the amount of awards.

Furthermore, with respect to the long-term equity component of our compensation program, RSUs generally vest only after three years from the date of grant, and PSUs generally vest to the extent pre-established targets are achieved over a three-year performance cycle. In addition, our executives are subject to share ownership requirements and comprehensive anti-hedging, anti-pledging and clawback policies described in the following four sections.

Share Ownership Requirements: The Company sets share ownership requirements for executives at levels that are among the highest for publicly owned companies. As unvested PSUs, which comprise 60% of our named executive officers’ equity award, do not count towards the ownership requirement, and to further align with market practice, the Committee changed the required ownership levels as follows:

Multiple of base salary
NEOs	2020	2019
Salary grade 28	10 times	15 times
Salary grade 27	6 times	9 times
Salary grade 26	5 times	6 times
Salary grade 25	3 times	5 times

Executives are required to meet their ownership levels within five years of joining PMI or within three years of a promotion. The Committee reviews each executive officer’s compliance with the requirements on an annual basis. As of December 31, 2019, all of our named executive officers met or exceeded the applicable requirements.

The Company also imposes share retention requirements on non-employee directors. (See page 25).

Post-Termination Share Holding Period: In addition to these longstanding and rigorous share ownership requirements, the Committee has determined that if any equity award held by an executive officer under the 2017 Performance Incentive Plan vests on an accelerated basis upon such officer’s termination of employment for any reason other than death or disability, the shares acquired must be held for at least one year following such termination.

Anti-Hedging and Anti-Pledging Policies: The Company’s anti-hedging policy prohibits directors, executive officers and other designated employees from purchasing any financial instrument or otherwise engaging in any transaction that is designed to hedge or offset any decrease in the market value of the Company’s shares held by them directly or indirectly, including prepaid variable forward contracts, equity swaps, collars and exchange funds, and other transactions with comparable economic consequences. The foregoing does not prohibit trading in broad-based index funds.

Directors, executive officers and designated employees are also prohibited from engaging in short sales related to the Company’s shares.

The Company’s anti-pledging policy prohibits directors and executive officers from pledging the Company’s shares, including holding shares in a margin account.

Clawback Policy Regarding the Adjustment or Recovery of Compensation: Under our Board-approved policy and as set forth in each named executive officer’s equity award agreement, if the Board or an appropriate Committee of the Board determines that, as a result of fraud, misconduct, a restatement of our financial statements, or a significant write-off not in the ordinary course affecting our financial statements, an executive has received more compensation than would have otherwise been paid, the Board or Committee shall take action as it deems necessary or appropriate to address the events that gave rise to the fraud, misconduct, write-off or restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, requiring partial or full reimbursement of any incentive compensation paid to the executive, causing the partial or full cancellation of equity awards, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in

40 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

each case as the Board or Committee determines to be in the best interests of the Company.

Role of the Committee in Executive Compensation: The role of the Committee is to discharge the Board’s responsibilities relating to executive compensation matters. In this regard, the Committee is responsible for the development and administration of our executive compensation and benefits program, in furtherance of which the Committee has the authority and responsibility to:

◾

review and approve corporate goals and objectives relevant to the compensation of the CEO, to evaluate the performance of the CEO in light of these goals and objectives, and determine and approve the compensation of the CEO based on this evaluation;

◾

set senior executive compensation and make recommendations to the Board with respect to incentive compensation plans and equity-based plans, administer and make awards under such plans and review the cumulative effect of its actions;

◾	review and approve compensation of all executive officers;

◾	oversee the management of risks related to compensation design and payout;

◾	monitor compliance by executives with the Company’s share ownership requirements; and

◾	review and assist the Board with the development of executive succession plans.

In fulfilling these duties, the Committee is supported by our Global Head of People & Culture and his department, the Committee’s executive compensation consultant and other outside legal, financial and compensation counsel, where appropriate.

Role of the CEO in Executive Compensation: Our CEO makes recommendations to the Committee with respect to the compensation of executive officers other than himself. The Committee reviews and discusses the compensation of these officers with the CEO, and the Committee makes the final compensation decisions with respect to these executive officers. The CEO makes no recommendation and has no role in setting any aspect of his own compensation; he does not attend any Committee meetings when any element of his compensation is discussed.

Role of Compensation Consultants: During 2019, the Committee retained the services of Frederic W. Cook & Co., an independent compensation consulting firm, to advise the Committee with respect to the compensation of the CEO and other executives. In addition, Cook provided the Committee with input into the design of our compensation and benefit programs and evolving regulatory and executive compensation market trends.

Consistent with the requirements of its charter, the Committee has reviewed and considered:

◾	the services the senior advisor of the Cook consulting team performed for the Committee during 2019;

◾	the fees paid by the Company as a percentage of Frederic W. Cook & Co.’s total revenue;

◾	the senior advisor’s ownership of the Company’s stock (he has no such ownership);

◾	the conflicts of interest policies and procedures of Frederic W. Cook & Co.;

◾	the relationships among PMI, its executive officers and the Committee members, and Frederic W. Cook & Co.; and

◾	the quality and objectivity of the services provided to the Committee.

Other than obtaining advice on executive and director compensation, the Company has no relationship with the senior advisor or his firm, and the Committee regards them as independent.

Compensation and Leadership Development Committee Interlocks and Insider Participation: No member of the Committee at any time during 2019 had any relationship with the Company that would be required to be disclosed as a related person transaction or as a compensation committee interlock.

Policy with Respect to Qualifying Compensation for Deductibility: Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the U.S. Internal Revenue Code is generally limited to $1.0 million annually. However, we do not expect any impact from Section 162(m) because none of our covered officers is currently or is expected to be on our U.S. payroll.

PMI 2020 Proxy Statement • 41

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 29 through 55 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Leadership Development Committee:

Werner Geissler, Chair

Lisa A. Hook

Lucio A. Noto

Robert B. Polet

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

42 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded by PMI to our named executive officers: the Chief Executive Officer, Chief Financial Officer and the three most highly compensated officers serving as executive officers on December 31, 2019. These amounts are based on the compensation earned by these officers while employed by PMI for each year.

Name and Principal Position	Year	Salary(1) ($)	Stock Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	Change in Pension Value(4) ($)	All Other Compensation(5) ($)	Total Compensation ($)

André Calantzopoulos, Chief Executive Officer	2019	1,525,542	9,752,500	5,491,500	5,303,609	51,909	22,125,060
	2018	1,549,551	11,704,916	2,336,771	285,598	57,399	15,934,235
	2017	1,530,834	11,243,223	3,258,558	2,759,467	185,419	18,977,501

Marc S. Firestone, President, External Affairs & General Counsel	2019	1,027,386	3,013,478	1,957,802	1,339,733	29,534	7,367,933
	2018	1,043,393	3,617,432	1,088,204	454,061	29,412	6,232,502
	2017	1,031,766	3,491,027	1,503,702	798,471	23,391	6,848,357

Martin G. King, Chief Financial Officer	2019	853,388	1,362,354	1,120,587	3,086,363	191,964	6,614,656
	2018	866,819	1,907,983	583,824	306,511	196,074	3,861,211
	2017	856,111	1,833,565	996,575	2,170,869	511,613	6,368,733

Jacek Olczak, Chief Operating Officer	2019	1,168,771	3,156,689	2,617,361	5,097,025	15,558	12,055,404
	2018	1,047,291	3,453,956	1,036,385	515,035	17,643	6,070,310
	2017	987,485	3,474,914	1,435,894	1,415,464	17,620	7,331,377

Miroslaw Zielinski, Chief New Ventures Officer	2019	954,007	2,260,309	1,731,403	3,156,660	17,800	8,120,179
	2018	969,022	3,351,990	816,155	194,717	5,879	5,337,763
	2017	958,037	2,323,443	1,393,139	1,487,607	5,185	6,167,411

(1)

The 2019 base salaries are converted to U.S. dollars using an average conversion rate for 2019 of $1.00 = 0.9939 CHF. Average conversion rates for 2018 and 2017 were $1.00 = 0.9785 CHF and 0.9849 CHF, respectively. Year-to-year variations in the salaries and other amounts reported for our officers result in part from year-to-year variations in exchange rates.

(2)

The amounts shown in this column represent stock awards granted in February of each year based on the prior year’s performance, with the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718. The number of shares awarded in 2019, together with the grant date values of each award, is disclosed in the Grants of Plan-Based Awards During 2019 table on page 45.

The assumptions used in the calculation of the grant date fair value of PSUs awarded in 2019 under the 2017 Performance Incentive Plan are described in Item 8, Note 9. Stock Plans to the consolidated financial statements contained in our 2019 Form 10-K. The table below provides the grant date fair value of PSUs awarded in 2019 for each of our NEOs, assuming the maximum level performance is achieved.

Name	2019 PSUs Maximum Value at 200% ($)

André Calantzopoulos	11,892,028

Marc S. Firestone	3,674,052

Martin G. King	1,660,961

Jacek Olczak	3,849,313

Miroslaw Zielinski	2,755,941

(3)	The 2019, 2018 and 2017 annual incentive compensation awards are converted to U.S. dollars using year-end conversion rates of $1.00 = 0.9671 CHF, 0.9842 CHF and 0.9751 CHF, respectively.

(4)

The amounts shown reflect the change in the present value of benefits under the pension plans listed in the Pension Benefits table. The higher increases in present pension value in 2019 were mainly driven by the mandated use of lower interest rates to discount projected future benefits and the impact of exchange rates between USD and CHF. Excluding the impact of lower interest rates (by using 2018 interest rate assumptions), Mr. Calantzopoulos’s 2019 change in pension value would have been $3,107,616 and his total compensation would have been $19,929,067.

(5)	Details of All Other Compensation for each of the named executive officers appear on the following page.

PMI 2020 Proxy Statement • 43

COMPENSATION DISCUSSION AND ANALYSIS

All Other Compensation

Name and Principal Position	Year	International Assignments(a) ($)	Personal Use of Company Aircraft(b) ($)	Car Expenses(c) ($)	Tax Preparation Services(d) ($)	Totals ($)
André Calantzopoulos, Chief Executive Officer	2019	-	30,110	20,290	1,509	51,909
	2018	-	36,026	19,840	1,533	57,399
	2017	-	149,936	33,960	1,523	185,419
Marc S. Firestone, President, External Affairs & General Counsel	2019	-	-	19,724	9,810	29,534
	2018	-	-	17,830	11,582	29,412
	2017	-	-	13,492	9,899	23,391
Martin G. King, Chief Financial Officer	2019	159,328	-	18,550	14,086	191,964
	2018	169,667	-	26,407	-	196,074
	2017	480,576	-	31,037	-	511,613
Jacek Olczak, Chief Operating Officer	2019	-	-	15,558	-	15,558
	2018	-	-	17,643	-	17,643
	2017	-	-	17,620	-	17,620
Miroslaw Zielinski, Chief New Ventures Officer	2019	-	-	14,279	3,521	17,800
	2018	-	-	1,967	3,912	5,879
	2017	-	-	1,268	3,917	5,185

(a)

The amounts shown include payments or reimbursements made pursuant to PMI’s Long-Term Assignment Guidelines, which are designed to facilitate the relocation of employees to positions in other countries by covering expenses over and above those that the employees would have incurred had they remained in their home countries. International assignments and relocations provide a key means for the Company to meet its global employee development and resource needs, and the Long-Term Assignment Guidelines ensure that employees have the necessary financial support to help meet cost differences associated with these assignments. The Long-Term Assignment Guidelines cover housing, home leave, relocation, education expenses and tax equalization, as well as other program allowances. Currently, there are approximately 690 participants in the program.

(b)

The amounts shown are the incremental cost of personal use of Company aircraft to PMI and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate Company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Mr. Calantzopoulos is responsible for his own taxes on any imputed taxable income resulting from personal use of Company aircraft.

(c)

Amounts shown for Mr. Calantzopoulos include the incremental cost of personal use of driver services that PMI provided for reasons of security and personal safety. With respect to Messrs. Calantzopoulos, Firestone, King, Olczak, and Zielinski, amounts include the cost, amortized over a five-year period, of a vehicle, including insurance, maintenance, repairs and taxes. Executives are responsible for their own taxes on any imputed taxable income resulting from car expenses.

(d)	The tax preparation services are pursuant to PMI policies that apply to all Swiss payroll-based management employees.

The following are the specific amounts paid by the Company under the Long-Term Assignment Guidelines:

Name and Principal Position	Year	Housing ($)	Home Leave ($)	Relocation ($)	Tax Equalization(a) ($)	Other Program Allowances(b) ($)	Totals ($)
Martin G. King, Chief Financial Officer	2019	-	-	4,322	151,310	3,696	159,328
	2018	-	-	154,449	-	15,218	169,667
	2017	364,796	18,300	26,806	-	70,674	480,576

Amounts that were paid or incurred in currency other than U.S. dollars are converted to U.S. dollars using average conversion rate for 2019 of $1.00 = 0.9939 CHF.

(a)

The tax equalization payments made pursuant to PMI’s Long-Term Assignment Guidelines are to ensure that an assignee’s income tax liability is approximately the same as if he or she had not accepted a long-term international assignment. Payments for tax equalization often occur in years following the actual tax year. The Company has covered the excess taxes on behalf of Mr. King pursuant to our assignment tax principle.

(b)	Other Program Allowances include tax preparation services paid by the Company under the Long-Term Assignment Guidelines.

44 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Grants of Plan-Based Awards During 2019

		Estimated Possible Payouts Under Non-Equity Annual Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan(2)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock Awards ($)
André Calantzopoulos, Chief Executive Officer	2019	0	3,129,060	7,040,385
	2/7/2019				36,980	73,960	147,920		5,946,014
	2/7/2019							49,310	3,806,486
Marc S. Firestone, President, External Affairs & General Counsel	2019	0	1,318,382	2,966,360
	2/7/2019				11,425	22,850	45,700		1,837,026
	2/7/2019							15,240	1,176,452
Martin G. King, Chief Financial Officer	2019	0	873,750	1,965,938
	2/7/2019				5,165	10,330	20,660		830,480
	2/7/2019							6,890	531,874
Jacek Olczak, Chief Operating Officer	2019	0	1,551,029	3,489,815
	2/7/2019				11,970	23,940	47,880		1,924,656
	2/7/2019							15,960	1,232,033
Miroslaw Zielinski, Chief New Ventures Officer	2019	0	1,221,447	2,748,256
	2/7/2019				8,570	17,140	34,280		1,377,970
	2/7/2019							11,430	882,339

(1)

The estimated possible payouts are converted to U.S. dollars using the conversion rate on December 31, 2019, of $1.00 = 0.9671 CHF. The numbers in these columns represent the range of potential cash awards as of the time of the grant. Actual awards paid under these plans for 2019 are found in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

On February 7, 2019, each of our named executive officers received 60% of his targeted equity award in the form of PSUs. The target number of PSUs awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $77.195. The closing price of PMI stock on that date was $76.73. These equity awards are scheduled to vest on February 16, 2022, to the extent performance goals pre-established and pre-weighted by the Committee are achieved. For the 2019-2021 performance cycle the performance goals are based on TSR, compound annual adjusted OI growth rate and RRP volume. Dividend equivalents will be payable at vesting only on the earned shares.

The numbers in these columns represent the potential number of PSUs that can vest at three different levels of performance. Threshold assumes achievement of a threshold performance level for each of the three pre-established performance goals resulting in the vesting of 50% of the target number of PSUs. The vesting percentage can be zero if none of the threshold levels is achieved.

(3)

On February 7, 2019, each of our named executive officers received 40% of his targeted equity award in the form of RSUs. The number of RSUs awarded was based on the grant date fair market value, determined by using the average of the high and the low trading prices of PMI stock on that date of $77.195. The closing price of PMI stock on that date was $76.73. These equity awards are scheduled to vest on February 16, 2022. Dividend equivalents are payable on a quarterly basis throughout the vesting restriction period.

On February 6, 2020, the following named executive officers received equity awards that will vest (subject to the conditions of the awards) on February 15, 2023, as follows: Mr. Calantzopoulos, 53,730 RSUs, 80,600 PSUs; Mr. Firestone, 14,610 RSUs, 21,920 PSUs; Mr. King, 6,660 RSUs, 9,980 PSUs; Mr. Olczak, 19,540 RSUs, 29,300 PSUs; and Mr. Zielinski, 12,920 RSUs, 19,380 PSUs. The amount of these awards was determined based on 2019 individual performance and targeted award levels by salary grade and then split between PSUs (60%) and RSUs (40%).

PMI 2020 Proxy Statement • 45

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards as of December 31, 2019

	Stock Awards
		RSUs		PSUs
Name and Principal Position	Stock Award Grant Date(1)	Number of Units that Have not Vested(1)(2) (#)	Market Value of Units that Have not Vested(3) ($)	Number of Unearned Units that Have not Vested(1)(2)(4) (#)	Market or Payout Value of Unearned Units that Have not Vested(3) ($)
André Calantzopoulos, Chief Executive Officer	2/7/2019			73,960	6,293,256
	2/7/2019	49,310	4,195,788
	2/8/2018			66,140	5,627,853
	2/8/2018	44,100	3,752,469
	2/2/2017			62,800	5,343,652
	2/2/2017	41,870	3,562,718
Marc S. Firestone, President, External Affairs & General Counsel	2/7/2019			22,850	1,944,307
	2/7/2019	15,240	1,296,772
	2/8/2018			20,440	1,739,240
	2/8/2018	13,630	1,159,777
	2/2/2017			19,500	1,659,255
	2/2/2017	13,000	1,106,170
Martin G. King, Chief Financial Officer	2/7/2019			10,330	878,980
	2/7/2019	6,890	586,270
	2/8/2018			10,780	917,270
	2/8/2018	7,190	611,797
	2/2/2017			10,240	871,322
	2/2/2017	6,830	581,165
Jacek Olczak, Chief Operating Officer	2/7/2019			23,940	2,037,055
	2/7/2019	15,960	1,358,036
	2/8/2018			19,520	1,660,957
	2/8/2018	13,010	1,107,021
	2/2/2017			19,410	1,651,597
	2/2/2017	12,940	1,101,065
Miroslaw Zielinski, Chief New Ventures Officer	2/7/2019			17,140	1,458,443
	2/7/2019	11,430	972,579
	2/8/2018			18,940	1,611,605
	2/8/2018	12,630	1,074,687
	2/2/2017			12,980	1,104,468
	2/2/2017	8,650	736,029

(1)	These awards vest according to the following schedule:

Grant Date	Grant Type	Vesting Schedule
2/7/2019	PSU	Award vests between 0-200% on 2/16/2022 upon certification of the achievement of performance goals pre-established by the Committee.

2/7/2019	RSU	100% of award vests on 2/16/2022.

2/8/2018	PSU	Award vests between 0-200% on 2/17/2021 upon certification of the achievement of performance goals pre-established by the Committee.

2/8/2018	RSU	100% of award vests on 2/17/2021.

2/2/2017	PSU	Award vested at 60% on 2/19/2020 based upon certification of the achievement of performance goals pre-established by the Committee.

2/2/2017	RSU	100% of award vested on 2/19/2020.

Upon normal retirement or upon separation from employment by mutual agreement after reaching age 58, outstanding RSUs will vest immediately, while outstanding PSUs will vest at the end of the relevant three-year performance cycle to the extent performance goals are met. Upon death or disability, all outstanding RSUs will vest and all outstanding PSUs will vest at 100% of target. In all other cases, the extent of vesting or forfeiture will be subject to the Committee’s discretion.

(Notes continued on next page)

46 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(Notes continued...)

(2)

Dividend equivalents paid in 2019 on outstanding RSUs for each of our named executive officers were as follows: Mr. Calantzopoulos, $614,908; Mr. Firestone, $189,008; Mr. King, $94,882; Mr. Olczak, $188,997; and Mr. Zielinski, $146,483. Dividend equivalents paid in 2019 on vested PSUs for each of our named executive officers were as follows: Mr. Calantzopoulos, $733,924; Mr. Firestone, $208,897; Mr. King, $99,696; Mr. Olczak, $217,472; and Mr. Zielinski, $139,781. Any variations in the amounts reported previously result from the impact of the exchange rate between USD and CHF.

(3)	Based on the closing market price of PMI common stock on December 31, 2019, of $85.09.

(4)	Amount assumes target performance goals are achieved. The actual number of units that vest will range between 0% and 200% depending on actual performance during the performance cycle.

Stock Option Exercises (1) and Stock Vested During 2019

	Stock Awards
Name and Principal Position	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
André Calantzopoulos, Chief Executive Officer	104,192	8,813,080
Marc S. Firestone, President, External Affairs & General Counsel	29,656	2,508,453
Martin G. King, Chief Financial Officer	14,160	1,197,724
Jacek Olczak, Chief Operating Officer	30,870	2,611,139
Miroslaw Zielinski, Chief New Ventures Officer	19,844	1,678,505

(1)	The Company does not issue stock options.

On February 19, 2020, vesting restrictions lapsed for the following RSUs granted in 2017: Mr. Calantzopoulos, 41,870 shares; Mr. Firestone, 13,000 shares; Mr. King, 6,830 shares; Mr. Olczak, 12,940 shares; and Mr. Zielinski, 8,650 shares.

On February 19, 2020, the PSUs granted in 2017 to each of the named executive officers vested at an overall performance factor of 60% (as certified by the Committee) as follows: Mr. Calantzopoulos, 37,680 shares; Mr. Firestone, 11,700 shares; Mr. King, 6,144 shares; Mr Olczak, 11,646 shares; and Mr. Zielinski, 7,788 shares.

Dividend equivalents paid in 2020 on vested PSUs for each of our named executive officers were as follows: Mr. Calantzopoulos, $502,274; Mr. Firestone, $155,961; Mr. King, $81,900; Mr. Olczak, $155,241; and Mr. Zielinski, $103,814.

PMI 2020 Proxy Statement • 47

COMPENSATION DISCUSSION AND ANALYSIS

Pension Benefits

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of the NEOs’ service over their full careers with us, our prior parent company and affiliates. The increments related to 2019 are reflected in the Change in Pension Value column of the Summary Compensation Table on page 43. Our plans providing pension benefits are described below in the Pension Benefits table, and our defined contribution plans are described in the Non-Qualified Deferred Compensation table on page 52.

Name and Principal Position	Plan Name	Number of Years of Credited Service(1) (#)	Present Value of Accumulated Benefits(2)(3) ($)	Payments During Last Fiscal Year ($)
André Calantzopoulos,	Pension Fund of Philip Morris in Switzerland	38.00	21,125,746	-
Chief Executive Officer	IC Pension Plan of Philip Morris in Switzerland	14.92	3,521,996	-
	Supplemental Plan of Philip Morris in Switzerland	14.00	9,034,148	-
Marc S. Firestone,	Pension Fund of Philip Morris in Switzerland	7.75	3,520,984	-
President, External Affairs & General Counsel	IC Pension Plan of Philip Morris in Switzerland	6.92	350,035	-
	Supplemental Plan of Philip Morris in Switzerland	7.75	1,329,233	-
Martin G. King,	Pension Fund of Philip Morris in Switzerland	14.58	5,690,097	-
Chief Financial Officer	IC Pension Plan of Philip Morris in Switzerland	13.92	955,910	-
	Supplemental Plan of Philip Morris in Switzerland	11.00	1,453,391	-
	Retirement Plan for Salaried Employees	14.00	1,021,702	-
	Benefit Equalization Plan (BEP)	14.00	6,238,477	-
Jacek Olczak,	Pension Fund of Philip Morris in Switzerland	30.00	12,805,922	-
Chief Operating Officer	IC Pension Plan of Philip Morris in Switzerland	13.92	986,495	-
	Supplemental Plan of Philip Morris in Switzerland	11.00	4,941,296	-
Miroslaw Zielinski,	Pension Fund of Philip Morris in Switzerland	34.00	13,577,651	-
Chief New Ventures Officer	IC Pension Plan of Philip Morris in Switzerland	14.92	1,578,929	-
	Supplemental Plan of Philip Morris in Switzerland	14.00	2,700,282	-

(1)

As of December 31, 2019, each named executive officer’s total years of service with PMI or its affiliates were as follows: Mr. Calantzopoulos, 34.92 years; Mr. Firestone, 7.71 years; Mr. King, 28.58 years; Mr. Olczak, 26.79 years; and Mr. Zielinski, 28.33 years. The years shown in this column are the years credited under the named plan for purposes of benefit accrual. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive officer’s total service and the credited service shown for each plan result from transfers between entities sponsoring various plans. Mr. King’s credited service under the U.S. plans reflects his prior service as a U.S. payroll-based employee. While such credited service is now frozen, he continues to earn eligibility and vesting service and increases in his benefit due to increases in his compensation as a result of his continued service with PMI. The Pension Fund of Philip Morris in Switzerland allows employees to purchase additional service credit with contributions from their own funds, and Messrs. Calantzopoulos, Olczak, and Zielinski have purchased 3.08, 15.67, and 13.83 years, respectively, without any Company contribution.

(2)

The amounts shown in this column for pension plans in Switzerland are based on a 60% joint and survivor annuity commencing at age 62 (the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement) and the following actuarial assumptions: discount rate 0.15%, mortality table LPP 2015 (fully generational) for expected improvements in mortality and interest rate on account balances of 3.2%. Present value amounts in Swiss francs are converted to U.S. dollars using the conversion rate on December 31, 2019, of $1.00 = 0.9671 CHF.

The amounts shown in this column for Mr. King’s U.S. pension benefits are based on a single life annuity (or, for the BEP, a lump sum payment) using the same assumptions applied for year-end 2019 financial disclosure under FASB ASC Topic 715 (discount rate 3.30%, BEP lump sum rate 2.80%, mortality table fully generational Pri-2012 with MP2019 projection and IRS 2021 table for the BEP lump sum), except that in accordance with SEC requirements, benefits are assumed to commence at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement.

Like all present value amounts, the amounts shown in this column change as the interest rate used to discount projected future benefits is adjusted, with lower interest rates producing higher present values and higher interest rates producing lower present values.

(Notes continued on next page)

48 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

(Notes continued...)

(3)

In addition to the benefits reflected in this column, we generally provide a survivor income benefit allowance, or SIB allowance, to the surviving spouse and children of U.S. payroll-based employees who die while covered by our Retirement Plan for Salaried Employees. Following the death of a retiree who was married at the time of retirement and whose retirement benefits are being paid as a single life annuity, the surviving spouse becomes entitled to a SIB allowance commencing four years after the retiree’s death, in an amount equal to the amount the spouse would have received if the participant had elected to receive monthly payments under the Retirement Plan in the form of a 50% joint and survivor annuity. The present value of the post-retirement SIB benefits for Mr. King, assuming his spouse survives him, is $52,720. There is no SIB allowance under the BEP because the BEP benefit is only available as a lump sum.

The surviving spouse of a participant who dies prior to retirement and prior to age 61 becomes entitled to receive 25% of the base salary of the deceased employee commencing four years after the participant’s death, provided the spouse has not remarried, and continuing until the deceased employee would have reached age 65. At that time, the surviving spouse receives the same survivor benefit he or she would have received if the deceased employee continued to work until age 65 earning the same base salary as in effect at the time of death. These benefits are reduced by any death benefits payable from the Retirement Plan. If there is no surviving spouse, SIB allowances for each child equal 10% of the base salary of the deceased employee (to a maximum of 30% of base salary), become payable monthly beginning four years after the employee’s death, and continue until the child reaches age 25 if a full-time student (age 19 if not).

PMI 2020 Proxy Statement • 49

COMPENSATION DISCUSSION AND ANALYSIS

Retirement Plans for U.S. Payroll-Based Employees

Pensions for our U.S. payroll-based employees are payable from the tax-qualified Retirement Plan and non-qualified supplemental plans. These plans recognize the employees’ prior service with companies with which we were previously affiliated.

Mr. King, who is a former U.S. payroll-based employee, has accrued benefits under the tax-qualified Retirement Plan and the non-qualified supplemental Benefit Equalization Plan (BEP). The provisions of these two plans are described below.

The BEP provides both supplemental pension benefits and supplemental deferred profit-sharing benefits. The provisions of the BEP relating to deferred profit-sharing benefits are described following the Non-Qualified Deferred Compensation table.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan is a non-contributory plan maintained for the benefit of our U.S. payroll-based salaried employees hired before January 1, 2009. Subject to tax law limits, the pension formula generally applicable under the Retirement Plan provides for lifetime benefits following termination of employment equal to (a) 1.75% of the employee’s average compensation (the sum of annual salary and annual incentive compensation award in the 60 consecutive months during the employee’s last 120 months of service that, when divided by five, produces the highest average), minus (b) 0.30% of such compensation up to the applicable Social Security-covered compensation amount, times (c) years of credited service (up to a maximum of 35). Social Security-covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. The resulting benefit is expressed as a single life annuity payable commencing at normal retirement age.

Employees who terminate employment before age 55 with vested benefits may commence receiving payment of their accrued pensions after attaining age 55, with reductions for early commencement of 6% for each year by which commencement precedes age 65. For an employee who terminates employment after age 55, the reduction for early commencement is generally 6% for each year by which commencement precedes age 60. If an employee has 30 years of service and is age 55 or older, or is 60 or older with 5 years of service, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age.

Benefit Equalization Plan (BEP)

The tax law applicable to the funded tax-qualified Retirement Plan limits the annual compensation that can be taken into account in determining the five-year average compensation under the plan. As a result of this and certain other tax limits, only a portion of the benefits calculated under the Retirement Plan formula can be paid to affected employees from the Retirement Plan. To compensate for the loss of these benefits under the funded tax-qualified plan, eligible employees accrue supplemental benefits under non-qualified plans. Generally, the supplemental pension benefits accrued under the BEP equal the difference between (a) the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and (b) the benefits that can be provided from the Retirement Plan after taking the tax law limits into account.

Retirement Plans for Swiss Payroll-Based Employees

Pensions for our Swiss payroll-based employees are payable from a funded defined benefit pension plan and incentive compensation (IC) pension plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance is expected to be payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

With limited exceptions, all Swiss payroll-based employees over 25 years of age become immediately covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory-funded plan providing defined retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus two-thirds of the maximum social security benefits of CHF 28,440 in 2019) multiplied by years of credited service (to a maximum of 40 to 41 years, depending on the employee’s date of birth). Effective April 1, 2015, employees between the ages of 25 and 34 contribute 6% of their pensionable salary to the Fund, and the contribution increases to 7% for employees between the ages of 35 and 54 and 8% for employees between the ages of 55 and 65. Subject to certain conditions, participants may elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4% and the LPP 2015 mortality table are used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completes 30 years of service and retires at age 62, this translates into payments equivalent to a pension of 54% of five years’ annual average pensionable salary. For an

50 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

employee with 40 years of credited service at age 65, this “replacement ratio” is approximately 72% of average salary. Participants may retire and commence benefits as early as age 58; however, for each year that retirement precedes age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced by 0.06% (at age 58 the multiplier is 1.56%). Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service.

If an employee terminates employment with us before age 58, the lump sum value of the pension calculated using the termination lump sum factors is transferred either to a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect, under certain conditions, to remain in the plan as an external member. In this case, neither the employee nor the employer can contribute any further funds. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum or a mix of both.

IC Pension Plan of Philip Morris in Switzerland

Swiss payroll-based employees in salary grades 14 and above who are eligible to participate in the annual incentive compensation award program described above are also eligible to participate in the IC Pension Plan of Philip Morris in Switzerland, a funded plan which, for the named executive officers, provides for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum Swiss pension law limits, and an equal matching contribution from the employer. As with the pension plan, participants may make additional voluntary contributions subject to certain terms and conditions.

Benefits ultimately received depend on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and are payable in a lump sum or as an annuity. The plan guarantees that there is no loss of principal on either the employee contributions or the Company match. In 2019, the assets of the funds had a positive performance of 18.6%, and 13.0% was credited on plan balances.

If an employee terminates employment with the Company before age 58, the employee’s account value is transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who is age 50 or over upon termination of employment can elect under certain conditions to remain in the plan as an external member. In this case, neither the employee nor the employer can contribute any further funds to the plan although interest does accrue on the account balance. At the age of 58, the former employee must then elect to take retirement in the form of an annuity, a lump sum payment or a mix of both.

Supplemental Plan of Philip Morris in Switzerland

For some Swiss payroll-based employees, including our NEOs, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland limit the benefits that can be provided under those plans. For these employees, we maintain a Supplemental Plan under which an amount is calculated and deposited annually in a Swiss foundation to make up for the difference between the full pension an employee would have received had these plans not been subject to such limitations (assuming the employee becomes entitled to benefits from the Supplemental Plan). However, the annual deposits do not serve to increase the amount that an individual would have received absent such limits. In determining the amount of the annual deposit, the actuarial assumptions used are the same as those described above for the Pension Fund of Philip Morris in Switzerland.

In the event of a Supplemental Plan participant’s termination of employment from the Company, if the Foundation Board determines in its sole discretion that he or she is entitled to a benefit, the Supplemental Plan benefit is paid in a lump sum at the time that benefits first become payable to the participant under the Pension Fund of Philip Morris in Switzerland and the IC Pension Plan of Philip Morris in Switzerland. As the Supplemental Plan is not a tax-qualified plan, the benefits from this plan, when paid, are adjusted for the loss of favorable tax-qualified plan treatment.

PMI 2020 Proxy Statement • 51

COMPENSATION DISCUSSION AND ANALYSIS

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2019 ($)	Registrant Contributions in 2019 ($)	Aggregate Earnings in 2019(1) ($)	Aggregate Withdrawals/ Distribution ($)	Aggregate Balance as of December 31, 2019 ($)
Martin G. King, Chief Financial Officer	Benefit Equalization Plan (BEP), Deferred Profit-Sharing	0	0	462	0	21,080

(1)

The amount in this column consists of amounts credited as earnings for 2019 on account balances attributable to the prior participation under the defined contribution portion of the BEP. This amount does not constitute above-market earnings and, accordingly, is not included in amounts reported in the Summary Compensation Table on page 43.

Deferred Profit-Sharing and Benefit Equalization Plan

For U.S. payroll-based employees, we provide non-qualified defined contribution benefits supplementing the benefits provided under our tax-qualified Deferred Profit-Sharing Plan for Salaried Employees, or DPS. Under the DPS, contributions are made on behalf of each participant for each year. Currently, none of our named executive officers is eligible for DPS contributions.

As is the case for the Retirement Plan, the applicable U.S. tax law limits the amount of compensation ($280,000 for 2019) that can be taken into account under the tax-qualified DPS for any year and imposes other limits on the amounts that can be allocated to individuals under the DPS. A DPS participant whose salary was more than the compensation limit or who was otherwise affected by tax law limits is entitled to a supplemental profit-sharing benefit in an amount generally equal to the additional benefits the participant would have received under the DPS but for the application of the tax law limits.

The funds accumulated in the DPS portion of BEP for Mr. King reflect the contributions while he was a U.S. payroll-based employee.

The DPS fund used as an earnings measure under this portion of the BEP is invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2019, produced earnings at a rate of approximately 2.2%. Participants typically receive their supplemental profit-sharing benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over a number of years not to exceed their life expectancy.

52 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Employment Contracts, Termination of Employment and Change in Control Arrangements

Our Swiss payroll-based executive officers are covered by contracts, which do not include change in control provisions. As a general matter, PMI has not utilized special employment contracts for its named executive officers. In exceptional circumstances, the Committee may approve employment contracts with provisions tailored to such circumstances. For example, the employment contract with Mr. Babeau, our new Chief Financial Officer as of May 1, 2020, entitles him to severance if his employment is terminated without cause. Depending on the timing of such termination, Mr. Babeau would be entitled to a lump sum cash payment of up to two times his base salary and incentive compensation award (which could be prorated). His RSUs will vest fully and PSUs will vest on a prorated basis as scheduled and certified by the Committee. Any severance under the contract is conditioned on a 24-month non-compete obligation. As of May 1, 2020, Mr. King will be entitled to severance if his employment is terminated without cause. Mr. King would be entitled to a lump sum cash payment determined based on his years of service, equivalent to 18 months of his base salary, plus his prorated incentive compensation award. Mr. King’s RSUs will vest fully, and his PSUs will vest as scheduled and certified by the Committee. In addition, Mr. King would be entitled to a lump sum cash payment equivalent to 18 months of his base salary upon compliance with a 24-month non-competition period following the termination date. Severance under these contracts is subject to the provisions described in the proxy statement under the section “Clawback Policy Regarding the Adjustment or Recovery of Compensation,” and cause is defined in our 2017 Performance Incentive Plan, filed with the SEC on March 23, 2017 as Exhibit B to the proxy statement.

Our 2018 and 2019 equity compensation awards were granted under the 2017 Performance Incentive Plan. That plan includes a double-trigger feature. Under the plan, outstanding equity awards will not accelerate or vest if the entity acquiring PMI agrees to replace the award with a time-based equity award of equivalent value. For this purpose, the value of outstanding PSUs would be determined based on actual performance through the date of the change in control if more than one-half of the performance cycle has elapsed and such performance is determinable. Otherwise, the value of the outstanding PSUs will be based on the assumption that target performance had been achieved. If outstanding equity awards are not replaced, the outstanding RSUs would fully vest, and the value of outstanding PSUs would be determined as set forth above and both be payable immediately in cash. Fully earned but unpaid annual incentive compensation awards would become payable.

If outstanding equity awards are replaced as described above but, within two years after the change in control, the employee’s employment is terminated involuntarily and other than for cause or the employee terminates employment for good reason, the replacement awards would fully vest.

Under PMI’s 2017 Performance Incentive Plan, a change in control occurs: (i) upon an acquisition of 20% or more of either PMI’s common stock or the voting power of PMI’s voting securities, excluding certain acquisitions involving PMI or its affiliates or where PMI’s beneficial owners continue to meet certain ownership thresholds; (ii) when members of the PMI Board as of the effective date of PMI’s 2017 Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of the PMI Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving PMI; or (iv) upon the liquidation or dissolution, or sale of substantially all of the assets of PMI, with limited exceptions.

Our 2017 equity compensation awards were granted under PMI’s 2012 Performance Incentive Plan, which also includes a double-trigger feature. Under that plan, the changes to vest or pay applicable awards occur immediately upon a change in control only if the entity acquiring PMI does not agree to assume or replace the awards. In addition, if the acquiring entity agrees to assume or replace the awards, but an employee’s employment is terminated involuntarily and other than for cause or the employee terminates employment for good reason within two years after the change in control, the applicable awards will become vested or be payable upon the employee’s termination of employment as follows:

◾	the restrictions on outstanding RSUs would lapse;

◾	outstanding PSUs would vest on a pro-rata basis at target and be payable in cash;

◾	unless otherwise determined by the Compensation and Leadership Development Committee, equity awards would be cashed out at the change in control price; and

PMI 2020 Proxy Statement • 53

COMPENSATION DISCUSSION AND ANALYSIS

◾	fully earned but unpaid annual incentive compensation awards would become payable.

The definition of change in control in the 2012 Plan is similar to that in the 2017 Plan.

The amounts in the accompanying table are estimates of the amounts that would have become payable on a change in control of PMI, calculated as if a change in control occurred on December 31, 2019, applying certain assumptions. For outstanding equity awards granted under the 2012 Performance Incentive Plan, we have assumed that the awards become vested and payable as of December 31, 2019, either because the acquirer did not assume or replace the awards or because the employee’s employment was involuntarily terminated. For outstanding equity awards granted under the 2017 Performance Incentive Plan and annual cash incentive awards, we have assumed that the outstanding awards became vested and payable as of December 31, 2019, because they were not replaced by the acquirer or employment was involuntarily terminated.

Name	Unvested PSUs(1) ($)	Unvested RSUs(1) ($)	Completed 2019 Annual Incentive Compensation Award Cycle(2) ($)	Total ($)
André Calantzopoulos	17,264,761	11,510,975	3,129,060	31,904,796
Marc S. Firestone	5,342,802	3,562,719	1,318,382	10,223,903
Martin G. King	2,667,572	1,779,232	873,750	5,320,554
Jacek Olczak	5,349,609	3,566,122	1,551,029	10,466,760
Miroslaw Zielinski	4,174,516	2,783,295	1,221,447	8,179,258

(1)

Assumes the change in control price is equal to the closing market price of PMI on December 31, 2019, of $85.09. The value of unvested PSUs granted under the 2012 Performance Incentive Plan assumes target number of shares awarded prorated for the amount of time lapsed in the performance cycle. The value of unvested PSUs granted under the 2017 Performance Incentive Plan assumes target number of shares awarded (because less than half of the performance cycle had lapsed or actual performance was not determinable).

(2)

Assumes target award payable under our annual incentive compensation award program for a full year. Amounts are converted to U.S. dollars using the conversion rate on December 31, 2019, of $1.00 = 0.9671 CHF.

Benefits payable under PMI’s qualified pension and profit-sharing plans and supplemental plans are discussed above. None of those plans provides PMI’s executive officers with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. Mr. King is already fully vested under these plans. Similarly, no enhanced provisions apply to the above-named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment, whether or not in connection with a change in control.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, a severance payment is typically determined as a multiple of monthly base salary. The amount of severance paid varies based on a number of factors, including the circumstances of the termination and the executive’s years of service. Conditions to accelerated vesting of equity awards are set out in the applicable award agreements and summarized on page 46. Severance is typically conditioned on our named executive officers’ agreement not to compete with the Company.

Voluntary Early Retirement or Retirement

In the event of voluntary early retirement or retirement, a retirement allowance is typically determined based on the annual base salary midpoint for the executive’s grade. The amount varies based on a number of factors, including the circumstances of retirement and the executive’s years of service.

54 • PMI 2020 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS

Pay Ratio

About Our Workforce

At December 31, 2019, we employed approximately 73,500 people worldwide. As our manufacturing and sales activities are outside of the U.S., 99.8% of our employees (or approximately 73,400) are located outside of the U.S. Approximately 63% of our employees are located in non-OECD countries, which tend to be lesser developed countries with lower wages than OECD countries. Approximately 34% of our workforce is in Indonesia. The national average annual net salary is approximately $2,400 in that country.(1) Approximately 63% of our overall workforce is covered by collective labor agreements, and approximately 70% of our workforce in non-OECD countries is covered by collective labor agreements.

Our Pay Ratio

Given our global footprint, and in accordance with the regulatory guidance, we have determined that the cost-of-living adjusted ratio based on the purchasing power parity index (or PPP) reflects the differences in the living and economic conditions of approximately 90 countries where our employees reside.(2) The PPP conversion factor represents the number of units of local currency that can buy a basket of goods that 1 CHF would buy in Switzerland, where our CEO resides. The total PPP-adjusted compensation for our median employee residing in Indonesia is approximately CHF 53,756.(3) Comparing this employee’s total PPP-adjusted compensation to the total compensation of our CEO in 2019, our adjusted pay ratio is 396:1.(4)

Had we not used the PPP adjustment, our median employee’s total 2019 compensation would have been approximately $19,134. Comparing this employee’s total compensation to the total compensation of our CEO set forth in the Summary Compensation Table on page 43, the ratio would be 1,156:1. For reference, the ratio of the CEO’s total compensation to that of our median employee in Switzerland is 61:1. At December 31, 2019, we employed approximately 3,500 people in Switzerland, including approximately 330 in our factory and 820 in our R&D facility in Neuchâtel. In addition, the ratio of our CEO’s total compensation to the average total compensation of our other NEOs for 2019, was 2.6:1.

PMI as an Employer

We are the first multinational company to receive a global EQUAL-SALARY certification from the EQUAL-SALARY Foundation.

This year, the Top Employer Institute recognized us as a Global Top Employer for the fourth consecutive year and for the first time in Asia/Pacific. The Top Employer Institute also granted us a Top Employer certification in 59 countries worldwide, including Indonesia.

(1)	http://www.bi.go.id/sdds/default.asp#RealSector.

(2)	The PPP conversion factor is described at http://data.worldbank.org. The PPP indices are publicly available in the jurisdictions where our employees reside, with limited exceptions.

(3)

This represents the median of the total compensation of all employees. As there was no significant change in our employee population, or compensation arrangements, this median employee (selected in October 2017) is the same as the one described in our 2018 proxy statement, filed with the U.S. Securities and Exchange Commission on March 29, 2018.

(4)	To identify a median employee in the above calculations, we analyzed base salary information because that is the only pay element applied consistently throughout our global workforce.

PMI 2020 Proxy Statement • 55

ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis section discusses in detail how our compensation programs support our business and financial objectives, how they work and are administered under the direction of our independent Compensation and Leadership Development Committee, and how the Committee’s decisions concerning the 2019 compensation of our executive officers were directly tied to our performance.

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This annual say-on-pay vote gives our shareholders the opportunity to express their views on our NEOs’ compensation at each Annual Meeting of Shareholders. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote

“FOR” the following resolution at the Annual Meeting:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.

This say-on-pay vote is advisory and, therefore, not binding on the Company, the Compensation and Leadership Development Committee or the Board of Directors. The Board and the Committee value the opinions of our shareholders and will review the voting results when making future decisions regarding executive compensation.

The Board recommends a vote FOR the resolution approving the compensation of our named executive officers.

56 • PMI 2020 Proxy Statement

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2019

To Our Shareholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors. The Audit Committee has the sole authority for appointing, compensating and overseeing the work of the independent auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors, including in executive sessions without the presence of management, the independent auditors’ evaluation of the accounting principles, practices and judgments applied by management, the adequacy of the Company’s financial reporting processes, controls and procedures, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence, as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting and overall control environment. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

Audit Committee:

Jennifer Li, Chair

Massimo Ferragamo

Werner Geissler

Jun Makihara

Lucio A. Noto

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C or the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

PMI 2020 Proxy Statement • 57

AUDIT COMMITTEE MATTERS

Independent Auditors’ Fees

Aggregate fees, including out-of-pocket expenses, paid to our independent auditors, PricewaterhouseCoopers SA, consisted of the following (in millions):

	2019	2018
Audit Fees(1)	$20.46	$19.33
Audit-Related Fees(2)	0.69	1.01
Tax Fees(3)	3.59	3.51
All Other Fees(4)	2.10	1.60
TOTAL	$26.84	$25.45

(1)

Fees and expenses associated with professional services in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; (iii) reviews of documents filed with the Securities and Exchange Commission; and (iv) audit procedures in connection with transactions, financings and system implementations.

(2)

Fees and expenses for professional services for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)

Fees and expenses for professional services in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)

Fees and expenses for professional services relating to market analysis and other professional services, including in connection with sustainability reporting, equal salary certification and project assurance assessments.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

58 • PMI 2020 Proxy Statement

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers SA (“PwC”) as the Company’s independent auditors for the fiscal year ending December 31, 2020, and has directed that management submit the selection of independent auditors to shareholders for ratification at the Annual Meeting. Representatives of PwC are expected to attend the Virtual Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

In determining to reappoint PwC, the Audit Committee considered a number of factors, including the following:

◾	PwC has served as the Company’s independent auditors since we became an independent company in 2008;

◾	The results of the Audit Committee’s evaluation of PwC’s qualifications, performance, independence and quality control procedures;

◾

The Audit Committee’s belief that PwC’s deep knowledge of the Company and the Company’s information technology and systems platforms better equips it to focus the audit work where it is most needed, enhances the quality of risk-based reviews, and enables it to design and implement a superior audit plan and to effectively test for control weaknesses;

◾	The Audit Committee’s belief that PwC has the capability and expertise and professionals in the many countries that are necessary to conduct a quality audit of our worldwide business;

◾	The Audit Committee reviews and evaluates the lead partner and senior auditors on the account and selects the incoming lead partner when the outgoing lead partner rotates off the account;

◾	External data relating to audit quality and performance, including the Public Company Accounting Oversight Board’s reports on PwC and its peer firms; and

◾	The appropriateness of PwC’s fees.

Shareholder ratification of the selection of PwC as the Company’s independent auditors is not required by the Company’s by-laws or otherwise. However, we are submitting the selection of PwC to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders.

The Board recommends a vote FOR the ratification of the selection of

PricewaterhouseCoopers SA as the Company’s independent auditors.

PMI 2020 Proxy Statement • 59

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

The Board has adopted a policy, which is available on the Company’s website, at www.pmi.com/who-we-are/corporate-
governance/overview, that requires our executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000; (ii) the Company is, was or is proposed to be a participant; and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). The Corporate Secretary, in consultation with outside counsel, to the extent appropriate, shall determine whether a potential transaction with a Related Person constitutes a Related Person Transaction requiring review under the policy (including whether the Company or the Related Person has a material interest, based on a review of all facts and circumstances). If the Corporate Secretary determines that the proposed transaction constitutes a Related Person Transaction or it would be beneficial to further review the transaction, then, in either case, the transaction will be referred to the CEO or the Nominating and Corporate Governance Committee of the Board. In deciding whether to approve or ratify the Related Person Transaction, the reviewer is required to consider all relevant facts and circumstances. Based on the review of such facts and circumstances, the reviewer will approve, ratify or disapprove the Related Person Transaction. The reviewer will approve or ratify a Related Person Transaction only if it is determined that the transaction is not opposed to the best interests of the Company. All determinations by the CEO and Corporate Secretary must be reported to the Committee at its next meeting. In addition to this policy, the Code of Business Conduct and Ethics for Directors (the “Director Code”), which is available on our website, at www.pmi.com/who-we-are/corporate-governance/
overview, has specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively; and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company.

Similarly, our policies require all officers and employees of the Company to avoid situations where the officer’s or employee’s personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the Company.

60 • PMI 2020 Proxy Statement

AVAILABILITY OF REPORTS, OTHER MATTERS AND 2021 ANNUAL MEETING

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO SHAREHOLDERS

We are required to provide an Annual Report to shareholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available without charge to shareholders upon written request to the Company’s Corporate Secretary at Avenue de Rhodanie 50, 1007 Lausanne, Switzerland. You may review the Company’s filings with the U.S. Securities and Exchange Commission by visiting our website at www.pmi.com/investor-relations/overview. The information on our websites, including our Sustainability Report referenced on pages 5 and 9, is not, and shall not be deemed to be, a part of this report or incorporated into any other filings we make with the SEC.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by us. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. We will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $24,000, plus reimbursement of out-of-pocket expenses.

2021 ANNUAL MEETING

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. Our by-laws set forth the procedures a shareholder must follow to nominate directors or to bring other business before shareholder meetings. For a shareholder to nominate a candidate for director at the 2021 Annual Meeting, presently anticipated to be held on May 5, 2021, notice of the nomination must be received by the Company between October 27 and November 26, 2020. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s conclusion. For a shareholder to bring other matters before the 2021 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company between October 27 and November 26, 2020. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is Avenue de Rhodanie 50, 1007 Lausanne, Switzerland. Any shareholder desiring a copy of the Company’s by-laws (which are posted on our website at www.pmi.com/who-we-are/corporate-governance/overview) will be furnished one without charge upon written request to the Corporate Secretary.

Jerry Whitson

Deputy General Counsel and Corporate Secretary

March 26, 2020

PMI 2020 Proxy Statement • 61

EXHIBIT A: QUESTIONS & ANSWERS

1.	WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. André Calantzopoulos, Louis C. Camilleri and Jerry Whitson have each been designated as proxies for the 2020 Annual Meeting of Shareholders.

2.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date for the 2020 Annual Meeting of Shareholders is March 13, 2020. The Record Date is established by the Board of Directors as required by Virginia law. Shareholders of record (registered shareholders and street name holders) at the close of business on the Record Date are entitled to:

a)	receive notice of the meeting; and

b)	vote at the meeting and any adjournments or postponements of the meeting.

3.	WHAT IS THE DIFFERENCE BETWEEN A REGISTERED SHAREHOLDER AND A SHAREHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, you are a registered shareholder.

If your shares of stock are held for you in the name of a broker or bank, then your shares are held in street name. The organization holding your shares of stock is considered the shareholder of record for purposes of voting at the Annual Meeting. The answer to Question 17 describes brokers’ discretionary voting authority and when your broker or bank is permitted to vote your shares of stock without instruction from you.

4.	HOW CAN I PARTICIPATE IN THE VIRTUAL ANNUAL MEETING?

This year, we will host our first virtual Annual Meeting, which will be held online via a live webcast at 9:00 a.m. EDT on Wednesday, May 6, 2020. There will be no physical location for shareholders to attend. Instead, shareholders may participate online at www.virtualshareholdermeeting.com/PMI2020. We encourage you to access the Annual Meeting prior to the start time. Online access will be available starting at 8:30 a.m. EDT on May 6, 2020.

To participate in the Annual Meeting, including to vote your shares electronically and ask questions live during the Meeting, you will need to enter the 16-digit control number included on your proxy card, notice of Internet availability of proxy materials, or on the voting instruction form accompanying your proxy materials. If you wish to ask questions during the Q&A session, you must follow instructions set forth in response to Question 5.

The virtual meeting platform is fully supported across browsers (Microsoft Edge, Internet Explorer, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones), if running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Internet connection wherever they intend to participate in the Annual Meeting.

We will have technicians ready to assist you with any technical difficulties you may have accessing and participating in the virtual meeting. If you encounter any difficulties during the check-in or throughout the course of the meeting, please call 1-855-449-0991 toll free (from within the United States or Canada), or 1-720-378-5962 (from outside the United States or Canada). Technical support will be available starting at 8:30 a.m. EDT on May 6, 2020.

For further information about the virtual Annual Meeting, please call toll-free 1-866-713-8075.

62 • PMI 2020 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

5.	MAY SHAREHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. In fact, we encourage questions from our shareholders. For full transparency, during the Q&A session, which will be publicly webcast, our shareholders will be able to ask questions live, on a first-come, first-served basis.

The Q&A session will follow the conclusion of the formal meeting.

Shareholders of record who have accessed the virtual annual meeting as described in the instructions set forth in response to Question 4, may ask questions live during the Q&A session of the meeting by calling the number posted on the virtual annual meeting webpage under the section “Questions.” In order to ask a question, you will be required to provide your 16-digit control number to the operator. Because this is a meeting of shareholders, only shareholders of record with a valid control number will be allowed to ask questions at our virtual annual meeting.

In order to provide an opportunity for everyone who wishes to speak, shareholders will be limited to two minutes. Shareholders may speak a second time only after all others who wish to speak have had their turn. When speaking, shareholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

We reserve the right to reject redundant questions or questions that we deem profane or otherwise inappropriate. The meeting is not to be used as a forum to discuss personal grievances, business disputes or to present general political, social or economic views that are not directly related to the business of the meeting.

A full webcast replay will be posted to our Investor Relations website at www.pmi.com/investors for one year following the meeting.

6.	WHAT ARE THE BENEFITS OF THE VIRTUAL ANNUAL MEETING?

Meaningful shareholder engagement is important to us, and we believe that a virtual annual meeting conducted solely online through a live webcast could significantly improve shareholder attendance and participation that have declined significantly over the past five years. We believe that this format will facilitate participation of our shareholders worldwide, regardless of their resources, size or physical location, while saving us and our shareholders time and travel expenses, and, importantly, reducing our environmental impact.

Shareholders will have the same rights and opportunities to participate in our virtual annual meeting as they would at an in-person meeting. For full transparency, during the Q&A session, which will be publicly webcast, shareholders with a valid control number will be able to ask questions live, on a first-come, first-served basis. In addition, a full webcast replay will be posted to our Investor Relations website at www.pmi.com/investors for one year following the meeting.

If you plan to participate in our 2020 Annual Meeting of Shareholders, you must follow the instructions set forth in response to Question 4.

If you wish to ask questions during the Q&A session, you must follow the instructions set forth in response to Question 5.

PMI 2020 Proxy Statement • 63

EXHIBIT A: QUESTIONS & ANSWERS

7.	WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

a)

In Writing: All shareholders of record can vote by mailing their completed and signed proxy card (in the case of registered shareholders) or their completed and signed voting instruction form (in the case of street name holders).

b)

By Telephone and Internet Proxy: All shareholders of record also can vote their shares of common stock by touch-tone telephone using the telephone number on the proxy card, or by Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or Internet if their brokers or banks make those methods available. If that is the case, each broker or bank will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate shareholders’ identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded. Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 5, 2020.

c)

In Person at the Virtual Annual Meeting: All shareholders of record may vote at the virtual meeting online at www.virtualshareholdermeeting.com/PMI2020. If you wish to vote at our virtual annual meeting of shareholders, you must follow the instructions set forth in response to Question 4. You may vote until the Chairman declares the polls closed. Shareholders participating in the virtual annual meeting are considered to be attending the meeting “in person.”

8.	HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

a)	giving written notice to the Corporate Secretary of the Company;

b)	delivering a later-dated proxy; or

c)	voting at the virtual meeting.

9.	ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We have established and will maintain a practice of holding the votes of individual shareholders in confidence except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in case of a contested proxy solicitation; (c) if a shareholder makes a written comment on the proxy card or otherwise communicates his or her vote to management; or (d) to allow the independent inspectors of election to certify the results of the vote. We will retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

10.	WHAT ARE THE CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

Shareholders may:

a)	vote in favor of a nominee;

b)	vote against a nominee; or

c)	abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast, which will occur if the number of votes cast “FOR” a director nominee exceeds the number of votes “AGAINST” that nominee. See “Election of Directors – Majority Vote Standard in Uncontested Elections” on page 17.

The Board recommends a vote “FOR” all of the nominees.

64 • PMI 2020 Proxy Statement

EXHIBIT A: QUESTIONS & ANSWERS

11.	WHAT ARE THE CHOICES WHEN VOTING ON THE ADVISORY SAY-ON-PAY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS?

Shareholders may:

a)	vote in favor of the resolution;

b)	vote against the resolution; or

c)	abstain from voting on the resolution.

The resolution will be approved if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this resolution.

The advisory vote on this matter is non-binding. However, the Board of Directors and the Compensation and Leadership Development Committee value the opinions of our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

12.	WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS SA AS THE COMPANY’S INDEPENDENT AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

Shareholders may:

a)	vote in favor of the ratification;

b)	vote against the ratification; or

c)	abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

13.	WHAT IF A SHAREHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Shareholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the advisory say-on-pay resolution approving the compensation of our named executive officers, and “FOR” the proposal to ratify the selection of PricewaterhouseCoopers SA as the Company’s independent auditors.

14.	WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on March 13, 2020. Each share of common stock is entitled to one vote. As of March 13, 2020, the Company had 1,557,105,624 shares of common stock outstanding.

15.	HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

PMI 2020 Proxy Statement • 65

EXHIBIT A: QUESTIONS & ANSWERS

16.	WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 505005, Louisville, KY 40233-5005 or you can reach Computershare at 1-877-745-9350 (from within the United States or Canada) or 1-781-575-4310 (from outside the United States or Canada), or via e-mail at pmi@computershare.com.

17.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

If you are a street name holder of shares, you should have received a voting instruction form with the proxy statement sent from your broker or bank. Your shares held in street name may be voted only on certain “routine” matters when you do not provide your broker or bank with voting instructions. For example, the ratification of the selection of PricewaterhouseCoopers SA as independent auditors of the Company is considered a “routine” matter for which brokers or banks may vote uninstructed shares. When a proposal is not a “routine” matter (such as the election of director nominees and say-on-pay advisory votes) and the broker or bank has not received voting instructions from the street name holder with respect to that proposal, that broker or bank cannot vote the shares on that proposal. This is called a broker non-vote. Therefore, it is important that you provide instructions to your broker or bank with respect to your vote on these “non-routine” matters.

18.	ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions will not be included in the vote totals for any matter. Broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

19.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the virtual meeting and vote in person during the virtual annual meeting or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of March 13, 2020 must be present in person at the virtual annual meeting or by proxy. This is referred to as a quorum. Abstentions and shares of record held by a broker, bank or other agent (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

66 • PMI 2020 Proxy Statement

EXHIBIT B: RECONCILIATIONS

PHILIP MORRIS INTERNATIONAL INC.

and Subsidiaries

Reconciliation of Non-GAAP Measures

Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS

and Adjusted Diluted EPS, excluding Currency

For the Years Ended December 31,

(Unaudited)

	2019	2018	% Change
Reported Diluted EPS	$4.61	$5.08	(9.3)%
Adjustments:
Asset impairment and exit costs	0.23	-
Canadian tobacco litigation-related expense	0.09	-
Loss on deconsolidation of RBH	0.12	-
Russia excise and VAT audit charge	0.20	-
Fair value adjustment for equity security investments	(0.02)	-
Tax items	(0.04)	0.02

Adjusted Diluted EPS	$5.19	$5.10	1.8%
Less: Currency	(0.13)

Adjusted Diluted EPS, excluding Currency	$5.32	$5.10	4.3%

PMI 2020 Proxy Statement • 67

EXHIBIT B: RECONCILIATIONS

Adjustments for the Impact of RBH, excluding Currency

For the Years Ended December 31,

($ in millions, except per share data)

(Unaudited)

	2019	2018		% Change
Net Revenues	$29,805	$29,625		0.6%
Net Revenues attributable to RBH		(742	)(1)

Net Revenues	29,805	28,883	(2)	3.2%
Less: Currency	(937)

Net Revenues, excluding currency	$30,742	$28,883	(2)	6.4%

Operating Income	$10,531	$11,377		(7.4)%
Less:
Asset impairment and exit costs	(422)	-
Canadian tobacco litigation-related expense	(194)	-
Loss on deconsolidation of RBH	(239)	-
Russia excise and VAT audit charge	(374)	-

Adjusted Operating Income	$11,760	$11,377		3.4%
Operating Income attributable to RBH		(542	)(1)

Adjusted Operating Income	$11,760	$10,835	(2)	8.5%
Less: Currency	(293)

Adjusted Operating Income, excluding currency	$12,053	$10,835	(2)	11.2%

Adjusted Diluted EPS(3)	$5.19	$5.10		1.8%
Net earnings attributable to RBH		(0.26	)(1)

Adjusted Diluted EPS	$5.19	$4.84	(2)	7.2%
Less: Currency	(0.13)

Adjusted Diluted EPS, excluding currency	$5.32	$4.84	(2)	9.9%

Net cash provided by operating activities(4)	$10,090	$9,478		6.5%
Net cash provided by operating activities attributable to RBH		(366	)(1)

Net cash provided by operating activities(4)	$10,090	$9,112	(2)	10.7%
Less: Currency	(972)

Net cash provided by operating activities, excluding currency	$11,062	$9,112	(2)	21.4%

(1)	Represents the impact attributable to RBH from March 22, 2018 through end of period date

(2)	Pro forma

(3)	For the calculation, see “Reconciliation of Reported Diluted EPS to Adjusted Diluted EPS and Adjusted Diluted EPS, excluding Currency” in this section

(4)	Operating cash flow

Note: Financials attributable to RBH include Duty Free sales in Canada

68 • PMI 2020 Proxy Statement

EXHIBIT B: RECONCILIATIONS

Reconciliation of Operating Income to Adjusted Operating Companies Income,

excluding Currency and Acquisitions

For the Years Ended December 31,

($ in millions)

(Unaudited)

	2017		2016	% Change
Operating Income	$11,581		$10,903	6.2%
Less: Asset Impairment & Exit Costs and Others	-		-

Adjusted Operating Income	$11,581		$10,903	6.2%
Pension and Other Employee Benefit Costs	(78)		(88)
Equity Income/(Loss) in Unconsolidated Subsidiaries, net	59		94
Less: General Corporate Expenses	(164)		(161)
Less: Amortization of Intangibles	(88)		(74)

Adjusted Operating Companies Income	$11,814		$11,144	6.0%
Less: Currency	(155)

Adjusted Operating Companies Income, excluding Currency	$11,969		$11,144	7.4%
Less: Acquisitions	-

Adjusted Operating Companies Income, excluding Currency & Acquisitions	$11,969		$11,144	7.4%

	2018		2017	% Change
Operating Income	$11,377		$11,581	(1.8)%
Less: Asset Impairment & Exit Costs and Others	-		-

Adjusted Operating Income	$11,377		$11,581	(1.8)%
Pension and Other Employee Benefit Costs	(41)		(78)
Equity Income/(Loss) in Unconsolidated Subsidiaries, net	65		59
Less: General Corporate Expenses	(126)		(164)
Less: Amortization of Intangibles	(82)		(88)

Adjusted Operating Companies Income	$11,609		$11,814	(1.7)%
Less: Currency	(216)

Adjusted Operating Companies Income, excluding Currency	$11,825		$11,814	0.1%
Less: Acquisitions	-

Adjusted Operating Companies Income, excluding Currency & Acquisitions	$11,825		$11,814	0.1%

	2019		2018	% Change
Operating Income	$10,531		$11,377	(7.4)%
Less: Asset Impairment & Exit Costs and Others	(1,229	)(1)	-

Adjusted Operating Income	$11,760		$11,377	3.4%
Pension and Other Employee Benefit Costs	(89)		(41)
Equity Income/(Loss) in Unconsolidated Subsidiaries, net	95		65
Less: General Corporate Expenses	(164)		(126)
Less: Amortization of Intangibles	(66)		(82)

Adjusted Operating Companies Income	$11,996		$11,609	3.3%
Adjusted OCI attributable to RBH			(549)

Adjusted Operating Companies Income	$11,996		$11,060 (2)	8.5%
Less: Currency	(302)

Adjusted Operating Companies Income, excluding Currency	$12,298		$11,060 (2)	11.2%
Less: Acquisitions	-

Adjusted Operating Companies Income, excluding Currency & Acquisitions	$12,298		$11,060 (2)	11.2%

Three-Year Adjusted OCI CAGR, excluding Currency & Acquisitions				6.1%

(1)

Includes asset impairment and exit costs ($422 million), the Canadian tobacco litigation-related expense ($194 million), the loss on deconsolidation of RBH ($239 million) and the Russia excise and VAT audit charge ($374 million)

(2)	Pro forma

PMI 2020 Proxy Statement • 69

2020 PROXY STATEMENT

And Notice of Annual Meeting of Shareholders

To be held on Wednesday, May 6, 2020

Printed on Recycled Paper

PHILIP MORRIS INTERNATIONAL PHILIP MORRIS INTERNATIONAL INC. ATTN: KAREN ZANI 120 PARK AVENUE NEW YORK, NY 10017 SCAN TOVIEW MATERIALS & VOTEVOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time on May 5, 2020. Please have your proxy card in hand when you access the website and follow the instructions to obtain your records and create an electronic voting instruction form.During The Meeting- Go to www.virtualshareholdermeeting.com/PMI2020You may participate in the Meeting solely via the Internet and vote during the Meeting online until the Chairman declares the polls closed. We recommend, however, that you vote before the Meeting even if you plan to participate in the Meeting. You can change your vote during the Meeting by voting when the polls are open. Have the information that is printed in the box marked by the arrow lxxxxxxxxxxxxxxxxl available and follow the instructions.VOTE BY PHONE -1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 P.M., Eastern Daylight Time on May 5, 2020. Please have your proxy card in hand when you call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS D05982-P35313-Z76514 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY PHILIP MORRIS INTERNATIONAL INC. Proposals - The Board of Directors recommends a vote FOR all of the nominees listed in Proposal 1 and FOR Proposals 2 and 3. Election of Directors1aAndre Calantzopoulos1b Louis C Camilleri1cWerner Geissler1d Lisa A Hook1eJennifer Li1fJun Makihara1g Kalpana Morparia1h Lucio A NotoFor address changes and/or comments, please check this box and write them on the back where indicatedFor Against Abstain 1iFrederik Paulsen1jRobert B. PoletThe Board of Directors recommends a vote FOR: Advisory Vote Approving Executive Compensation For Against Abstain For Against Abstain For Against Abstain Authorized Signatures- This section must be completed for your vote to be counted. - Date and Sign BelowPlease sign this proxy exactly as name(s) appear(s) hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateThe Board of Directors recommends a vote FOR:Ratification of the Selection of Independent Auditors

PHILIP MORRIS INTERNATIONAL INC.2020 ANNUAL MEETING OF SHAREHOLDERS Wednesday, May 6, 20209:00 A.M., EDTwww.virtualshareholdermeeting.com/PMI2020It is important that your shares are represented at this Meeting, whether or not you attend the Meeting. To make sure your shares are represented, we urge you to complete and mail this proxy card OR vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.Sign Up Today For Electronic DeliveryIf you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.proxyvote.com.You are cordially invited to join us at the 2020 Annual Meeting of Shareholders of Philip Morris International Inc. (PMI or the Company) to be held on Wednesday, May 6, 2020, at 9:00 a.m., Eastern Daylight Time. We are pleased to introduce a virtual meeting format for the first time this year. Shareholders will have the same rights and opportunities to participate in our virtual meeting as they would at an in-person meeting. For full transparency, during the Q&A session, which will be publicly webcast, our shareholders will be able to ask questions live, on a first-come, first-served basis. In addition, a full webcast replay will be posted to our Investor Relations website at www.pmi.com/investors for one year following the meeting.The meeting will be hosted solely online at www.virtualshareholdermeeting.com/PMI2020.To participate, you will need to enter the 16-digit control number included on your proxy card, notice of internet availability of proxy materials, or on the voting instruction form accompanying your proxy materials. For more information, see the instructions set forth in Question 4 in the Questions & Answers section of the proxy statement.Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and 2019 Annual Report are available at www.proxyvote.com.D05983-P35313-Z76514Philip Morris International Inc.Proxy Solicited on Behalf of the Board of DirectorsAnnual Meeting of Shareholders - May 6, 2020Andre Calantzopoulos, Louis C. Camilleri and Jerry Whitson, and each of them, are appointed attor neys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the Meeting, all shares of Common Stock held by the undersigned in Philip Morris International Inc. (the "Company") at the Annual Meeting of Shareholders, which will be held online via a live webcast at 9:00 a.m., EDT on Wednesday, May 6, 2020, and at all adjournments or postponements thereof. There will be no physical location for shareholders to attend.This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR all nominees in Proposal 1 and FOR Proposals 2 and 3.This card also serves to instruct the administrator of the Company's Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 3, 2020, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received, unless contrary to law.If you have voted by Internet or telephone, please DO NOT mail back this proxy card.THANK YOU FOR VOTINGAddress Changes/Comments:(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)Continued and to be signed on reverse side